                                                               EXHIBIT (a)(1)(A)


                          OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK
                                      OF
                               LANDS' END, INC.

                                      AT
                             $62.00 NET PER SHARE
                                      BY
                            INLET ACQUISITION CORP.
                         A WHOLLY OWNED SUBSIDIARY OF
                            SEARS, ROEBUCK AND CO.
                               -----------------

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JUNE 14, 2002, UNLESS THE OFFER IS EXTENDED.
                               -----------------
THE OFFER IS BEING MADE PURSUANT TO AN ACQUISITION AGREEMENT AND AGREEMENT AND PLAN OF MERGER, DATED AS OF MAY 12, 2002 (THE "MERGER AGREEMENT"), BY AND AMONG SEARS, ROEBUCK AND CO. ("SEARS"), INLET ACQUISITION CORP. (THE "PURCHASER") AND LANDS' END, INC. (THE "COMPANY" OR "LANDS' END"). THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE, OF THE COMPANY (THE "SHARES"), THAT, TOGETHER WITH ANY OTHER SHARES THEN BENEFICIALLY OWNED BY SEARS OR THE PURCHASER OR ANY OF THEIR SUBSIDIARIES, REPRESENTS AT LEAST TWO-THIRDS OF THE THEN ISSUED AND OUTSTANDING SHARES ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"), AND (II) ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, HAVING EXPIRED OR BEEN TERMINATED. THE OFFER IS ALSO SUBJECT TO OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE SECTION 15--"CERTAIN CONDITIONS OF THE OFFER."
IN CONNECTION WITH THE MERGER AGREEMENT, SEARS AND THE PURCHASER HAVE ENTERED INTO TENDER AGREEMENTS, EACH DATED AS OF MAY 12, 2002 (THE "TENDER AGREEMENTS"), WITH CERTAIN STOCKHOLDERS OF THE COMPANY (THE "TENDERING STOCKHOLDERS"), INCLUDING THE FOUNDER AND CHAIRMAN OF THE COMPANY. PURSUANT TO THE TENDER AGREEMENTS, THE TENDERING STOCKHOLDERS HAVE AGREED, AMONG OTHER THINGS, TO TENDER THEIR SHARES TO THE PURCHASER IN THE OFFER AND HAVE GRANTED SEARS A PURCHASE OPTION ON THEIR SHARES AT THE OFFER PRICE WHICH IS EXERCISABLE UPON THE OCCURRENCE OF CERTAIN EVENTS. THE SHARES SUBJECT TO THE TENDER AGREEMENTS REPRESENT APPROXIMATELY 55% OF THE SHARES THAT, AS OF MAY 12, 2002, WERE ISSUED AND OUTSTANDING. SEE SECTION 11--"THE TRANSACTION DOCUMENTS - THE TENDER AGREEMENTS."
                               -----------------
THE BOARD OF DIRECTORS OF THE COMPANY (I) UNANIMOUSLY DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY, (II) APPROVED THE MERGER AGREEMENT AND EACH OF THE TENDER AGREEMENTS AND APPROVED EACH OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE OFFER AND THE MERGER, AND THE TRANSACTIONS CONTEMPLATED BY THE TENDER AGREEMENTS AND (III) RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES TO THE PURCHASER PURSUANT TO THE OFFER.
                               -----------------
                                   IMPORTANT
ANY STOCKHOLDER OF THE COMPANY WISHING TO TENDER SHARES IN THE OFFER MUST (I) COMPLETE AND SIGN THE LETTER OF TRANSMITTAL (OR A FACSIMILE THEREOF) IN ACCORDANCE WITH THE INSTRUCTIONS IN THE LETTER OF TRANSMITTAL AND MAIL OR DELIVER THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO MELLON INVESTOR SERVICES LLC (THE "DEPOSITARY") TOGETHER WITH CERTIFICATES REPRESENTING THE SHARES TENDERED OR FOLLOW THE PROCEDURE FOR BOOK-ENTRY TRANSFER SET FORTH IN SECTION 3 --"PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES" OR (II) REQUEST SUCH STOCKHOLDER'S BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO EFFECT THE TENDER OF SHARES TO THE PURCHASER. A STOCKHOLDER WHOSE SHARES ARE REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE MUST CONTACT SUCH PERSON IF SUCH STOCKHOLDER WISHES TO TENDER SUCH SHARES.
ANY STOCKHOLDER OF THE COMPANY WHO WISHES TO TENDER SHARES AND CANNOT DELIVER CERTIFICATES REPRESENTING SUCH SHARES AND ALL OTHER REQUIRED DOCUMENTS TO THE DEPOSITARY ON OR PRIOR TO THE EXPIRATION DATE (AS DEFINED HEREIN) OR WHO CANNOT COMPLY WITH THE PROCEDURES FOR BOOK-ENTRY TRANSFER ON A TIMELY BASIS MAY TENDER SUCH SHARES PURSUANT TO THE GUARANTEED DELIVERY PROCEDURE SET FORTH IN SECTION 3 --"PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES."
QUESTIONS AND REQUESTS FOR ASSISTANCE MAY BE DIRECTED TO D.F. KING & CO., INC. (THE "INFORMATION AGENT") OR MORGAN STANLEY & CO. INCORPORATED (THE "DEALER MANAGER") AT THEIR RESPECTIVE ADDRESSES AND TELEPHONE NUMBERS SET FORTH ON THE BACK COVER OF THIS OFFER TO PURCHASE. ADDITIONAL COPIES OF THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL, THE NOTICE OF GUARANTEED DELIVERY AND OTHER RELATED MATERIALS MAY BE OBTAINED FROM THE INFORMATION AGENT. STOCKHOLDERS MAY ALSO CONTACT THEIR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE FOR COPIES OF THESE DOCUMENTS.
                               -----------------
                     THE DEALER MANAGER FOR THE OFFER IS:

                                MORGAN STANLEY
MAY 17, 2002

                               TABLE OF CONTENTS


                                             PAGE
                                             ----
SUMMARY TERM SHEET.......................... S-1
INTRODUCTION................................   1
THE TENDER OFFER............................   3
1.  Terms of the Offer......................   3
2.  Acceptance for Payment and Payment for
      Shares................................   5
3.  Procedures for Accepting the Offer and
      Tendering Shares......................   6
4.  Withdrawal Rights.......................   9
5.  Material U.S. Federal Income Tax
      Consequences..........................   9
6.  Price Range of Shares; Dividends........  10
7.  Certain Information Concerning the
      Company...............................  11
8.  Certain Information Concerning Sears and
      the Purchaser.........................  13


                                            PAGE
                                            ----
 9.  Source and Amount of Funds............  14
10.  Background of the Offer; Past Contacts
       or Negotiations with the Company....  14
11.  The Transaction Documents.............  17
12.  Purpose of the Offer; Plans for the
       Company.............................  26
13.  Certain Effects of the Offer..........  28
14.  Dividends and Distributions...........  29
15.  Certain Conditions of the Offer.......  29
16.  Material Legal Matters; Regulatory
       Approvals...........................  30
17.  Fees and Expenses.....................  33
18.  Miscellaneous.........................  33
SCHEDULE................................... I-1

                              SUMMARY TERM SHEET

   Inlet Acquisition Corp., a wholly owned subsidiary of Sears, Roebuck and Co., is offering to purchase all of the outstanding shares of common stock of Lands' End, Inc. for $62.00 per share, net to the seller in cash. The following are answers to some of the questions you, as a stockholder of Lands' End, may have about the offer. We urge you to carefully read the remainder of this Offer to Purchase and the Letter of Transmittal and the other documents to which we have referred because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

WHO IS OFFERING TO BUY MY SECURITIES?

   We are Inlet Acquisition Corp., a Delaware corporation formed for the purpose of making this tender offer. We are a wholly owned subsidiary of Sears, Roebuck and Co., a New York corporation. See the "Introduction" to this Offer to Purchase and Section 8--"Certain Information Concerning Sears and the Purchaser."

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

   We are seeking to purchase all of the outstanding shares of common stock of Lands' End. See the "Introduction" to this Offer to Purchase and Section 1-- "Terms of the Offer."

HOW MUCH ARE YOU OFFERING TO PAY? WHAT IS THE FORM OF PAYMENT? WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

   We are offering to pay $62.00 per share, net to you in cash. If you are the record owner of your shares and you directly tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee or commission for doing so. You should consult your broker or nominee to determine whether any such charges will apply. See the "Introduction" to this Offer to Purchase.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

   Yes. Sears, our parent company, will provide us with sufficient funds to purchase all shares validly tendered in the offer and to provide funding for our acquisition of the remaining shares in the merger with Lands' End, which is expected to follow the successful completion of the offer in accordance with the terms and conditions of the merger agreement. The offer is not conditioned upon any financing arrangements. Sears intends to obtain the necessary funds from its ongoing free cash flow and a combination of unsecured long term public debt and long term securities sold into the asset-backed market. See Section 9-- "Source and Amount of Funds."

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER MY SHARES IN THE OFFER?

   No. We do not think our financial condition is relevant to your decision whether to tender shares and accept the offer because:

    .  the offer is being made for all outstanding shares solely for cash;

    . we, through our parent company, Sears, have sufficient funds available to purchase all shares validly tendered in the offer;

    .  the offer is not subject to any financing condition; and

    . if we consummate the offer, we will acquire all remaining shares for the same cash price in the merger.

See Section 9--"Source and Amount of Funds."

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER MY SHARES IN THE OFFER?

   You will have at least until 12:00 midnight, New York City time, on Friday, June 14, 2002, to tender your shares in the offer. Furthermore, if you cannot deliver everything required to make a valid tender by that time, you may still participate in the offer by using the guaranteed delivery procedure that is described later in this Offer to Purchase. See Sections 1--"Terms of the Offer" and 3--"Procedures for Accepting the Offer and Tendering Shares."

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

   Yes. The offer may be extended for varying lengths of time depending on the circumstances. We have agreed in the merger agreement that:

    . We may, without the consent of Lands' End, and must at Lands' End request, extend the expiration date of the offer if, at the then current expiration date, (1) there is any statute, rule, regulation, legislation, judgment, order or injunction enacted or entered which prohibits the offer, prohibits or materially limits the ownership or operation of all or any material portion of the business or assets of Lands' End or imposes material limitations on the rights of ownership of Sears or us with respect to the shares of Lands' End, (2) (A) there is any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange or in the Nasdaq National Market, (B) there is any declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or (C) there is any limitation (whether or not mandatory) by any U.S. governmental entity that materially and adversely affects the extension of credit by banks or other lending institutions in the United States, or (3) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), shall not have expired or been terminated and all material consents and approvals required from governmental authorities to consummate the offer and the merger shall not have been made or obtained.

    . We may, without the consent of Lands' End, extend the expiration date of the offer, if, at the then current expiration date, any of the conditions to the offer, other than those set forth in clauses (1), (2) or (3) of the foregoing paragraph or the minimum condition, is not satisfied or waived.

    . If all conditions other than the minimum condition are satisfied or waived, we may on one occasion for a period not to exceed twenty business days, extend the expiration date beyond the then current expiration date.

    . We may generally extend the offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the offer.

   However, the expiration date may not be extended in any event beyond September 30, 2002. If at the expiration date of the offer or any subsequent expiration date, all of the conditions to the offer are satisfied or waived, but fewer than 90% of the issued and outstanding shares on a fully diluted basis, together with shares beneficially owned by Sears, us or any of our respective subsidiaries, have been tendered and not withdrawn in the offer, we may, without the consent of Lands' End, elect to provide a "subsequent offering period." A subsequent offering period, if one is included, will be an additional period of not less than three and no more than twenty business days beginning after we have purchased shares tendered during the offer. During the subsequent offer period stockholders may tender, but not withdraw, their shares and receive the offer price.

   See Section 1--"Terms of the Offer" of this Offer to Purchase for more details on our obligation and ability to extend the offer.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

   If we extend the offer, we will inform Mellon Investor Services LLC, the depositary for the offer, of that extension and will issue a press release announcing the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. See
Section 1--"Terms of the Offer."

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

    . We are not obligated to purchase any shares that are validly tendered unless the number of shares validly tendered and not withdrawn before the expiration date of the offer, together with any other shares we and Sears and our respective subsidiaries own, represents at least two-thirds of the then issued and outstanding shares on a fully diluted basis. We call this condition the "minimum condition." See Section 11--"The Transaction Documents."

    . We are not obligated to purchase any shares that are validly tendered if the board of directors of Lands' End withdraws or modifies its recommendation of the offer, the merger agreement or the merger.

    . Subject to our obligation to extend the offer described above, we are not obligated to purchase shares that are validly tendered if, among other things, the applicable waiting period under the HSR Act shall not have expired or been terminated and any material consent or approval required from any governmental authority to consummate the offer and the merger shall not have been made or obtained.

   The offer is also subject to a number of other important conditions. We can waive some of these conditions without the consent of Lands' End. We cannot, however, waive the minimum condition without the consent of Lands' End. See
Section 15--"Certain Conditions of the Offer."

HOW DO I TENDER MY SHARES?

   To tender your shares, you must deliver the certificates representing your shares, together with a completed letter of transmittal and any other documents required by the letter of transmittal, to Mellon Investor Services LLC, the depositary for the offer, prior to the expiration of the tender offer. If your shares are held in street name (that is, through a broker, dealer or other nominee), they must be tendered by your nominee through The Depository Trust Company. If you are unable to deliver any required document or instrument to the depositary by the expiration of the tender offer, you may still participate in the offer by having a broker, a bank or other fiduciary that is an eligible institution guarantee that the missing items will be received by the depositary within three New York Stock Exchange trading days. For the tender to be valid, however, the depositary must receive the missing items within that three trading day period. See Section 3--"Procedures for Accepting the Offer and Tendering Shares."

UNTIL WHAT TIME MAY I WITHDRAW PREVIOUSLY TENDERED SHARES?

   You may withdraw your previously tendered shares at any time before the expiration of the offer. This right to withdraw will not apply to shares tendered in any subsequent offering period, if one is provided. See
Section 4--"Withdrawal Rights."

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

   To withdraw previously tendered shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw shares. If you tendered shares by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your shares. See Section
4--"Withdrawal Rights."

WHAT DOES THE LANDS' END BOARD OF DIRECTORS THINK OF THE OFFER?

   The Board of Directors of Lands' End (1) unanimously determined that the terms of the offer and the merger are fair to and in the best interests of the stockholders of Lands' End, (2) approved the merger agreement and each of the tender agreements and approved each of the transactions contemplated by the merger agreement, including the offer and the merger, and the transactions contemplated by the tender agreements and (3) recommends that the stockholders of Lands' End accept the offer and tender their shares to us pursuant to the offer.

HAVE ANY STOCKHOLDERS PREVIOUSLY AGREED TO TENDER THEIR SHARES?

   Yes. Certain stockholders of Lands' End, including the founder and Chairman of Land's End, have agreed to tender Shares representing approximately 55% of Lands' End's issued and outstanding shares in the offer. See Section 11-- "The Transaction Documents."

IF TWO-THIRDS OF THE SHARES ARE TENDERED AND ACCEPTED FOR PAYMENT, WILL LANDS' END CONTINUE AS A PUBLIC COMPANY?

   No. Following the purchase of shares in the offer, we expect to consummate the merger. If the merger takes place, Lands' End no longer will be publicly owned. Even if for some reason the merger does not take place, if we purchase all of the tendered shares, there may be so few remaining stockholders and publicly held shares that Lands' End common stock will no longer be eligible to be listed on the New York Stock Exchange or other securities exchanges, there may not be an active public trading market for Lands' End common stock, and Lands' End may no longer be required to make filings with the SEC or otherwise comply with the SEC rules relating to publicly held companies. See Section 13-- "Certain Effects of the Offer."

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL OF THE LANDS' END SHARES ARE NOT TENDERED IN THE OFFER?

   Yes. If we accept for payment and pay for at least two-thirds of the shares of Lands' End on a fully diluted basis, we will be merged with and into Lands' End. We have agreed to vote for or enter into a written consent with respect to all shares we acquire in the offer to cause the approval of the merger. If that merger takes place, Sears will own all of the shares of Lands' End and all stockholders of Lands' End (other than us, Sears and stockholders properly exercising dissenters' rights) will receive $62.00 per share in cash, without interest (or any higher price per share that is paid in the offer). See the "Introduction" to this Offer to Purchase.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

   If you decide not to tender your shares in the offer and the merger occurs, you will receive the same amount of cash per share that you would have received had you tendered your shares in the offer, without any interest being paid on such amount, subject to any dissenters' rights properly exercised under Delaware law. Therefore, if the merger takes place and you do not exercise your right to dissent, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares in the offer. If you decide not to tender your shares in the offer and we purchase the tendered shares, but the merger does not occur, there may be so few remaining stockholders and publicly traded shares that Lands' End common stock will no longer be eligible for listing on the New York Stock Exchange or other securities exchanges and there may not be an active public trading market for Lands' End common stock. Also, as described above, Lands' End may no longer be required to make filings with the SEC or otherwise comply with the SEC rules relating to publicly held companies. See the "Introduction" to this Offer to Purchase and Section 13-- "Certain Effects of the Offer."

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

   On May 10, 2002, the last trading day before we announced the tender offer, the last sale price of Lands' End common stock reported on the New York Stock Exchange was $51.02 per share. On May 16, 2002, the last trading day before we commenced the tender offer, the last sale price of Lands' End common stock reported on the New York Stock Exchange was $61.84. We encourage you to obtain a recent quotation for shares of Lands' End common stock in deciding whether to tender your shares. See Section 6-- "Price Range of Shares; Dividends."

WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF TENDERING SHARES IN THE OFFER OR IN THE MERGER?

   The sale or exchange of shares pursuant to the offer or the merger will be a taxable transaction for United States federal income tax purposes and possibly for state, local and foreign tax purposes as well. In general, a stockholder who sells shares pursuant to the offer or receives cash in exchange for shares pursuant to the merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in the shares sold or exchanged. See Section 5--"Material U.S. Federal Income Tax Consequences."

WHO SHOULD I CALL IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

   You may call D.F. King & Co., Inc. collect at (212) 269-5550 or toll-free at
(800) 290-6429 or Morgan Stanley & Co. Incorporated at (212) 761-4308. D.F. King & Co., Inc. is acting as the information agent and Morgan Stanley & Co. Incorporated is acting as the dealer manager for our tender offer. See the back cover of this Offer to Purchase.

To the Holders of Shares of
Common Stock of Lands' End, Inc.:

                                 INTRODUCTION

   Inlet Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Sears, Roebuck and Co., a New York corporation ("Sears"), hereby offers to purchase all outstanding shares of common stock, par value $.01 per share (the "Shares"), of Lands' End, Inc., a Delaware corporation (the "Company" or "Lands' End"), at a price of $62.00 per Share, net to the seller in cash (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

   The Offer is being made pursuant to an Acquisition Agreement and Agreement and Plan of Merger, dated as of May 12, 2002 (the "Merger Agreement"), by and among Sears, the Purchaser and the Company. The Merger Agreement provides, among other things, that, after the consummation of the Offer and subject to certain conditions, the Purchaser will be merged with and into the Company (the "Merger") with the Company continuing as the surviving corporation (the "Surviving Corporation"), wholly owned by Sears. Pursuant to the Merger Agreement, at the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held by the Company as treasury stock, or owned by Sears, the Purchaser or any of Sears' other wholly owned subsidiaries, all of which will be cancelled and retired and shall cease to exist, and other than Shares that are held by stockholders, if any, who properly exercise their dissenters' rights under the Delaware General Corporation Law (the "DGCL")), will be converted into the right to receive $62.00 or any greater per Share price paid in the Offer in cash, without interest (the "Merger Consideration").

   In connection with the execution of the Merger Agreement, Sears and the Purchaser entered into Tender Agreements, each dated as of May 12, 2002 (the "Tender Agreements"), with certain stockholders of the Company, including Mr. Gary C. Comer, founder and Chairman of the Company and the Richard C. Anderson Trust, which is associated with Mr. Richard C. Anderson, the Vice Chairman of the Company (the "Tendering Stockholders"). Approximately 55% of the issued and outstanding Shares are subject to the Tender Agreements. Pursuant to the Tender Agreements, each Tendering Stockholder has agreed, among other things and upon the terms and conditions set forth therein, to tender his or its Shares to the Purchaser in the Offer and grant Sears a purchase option on their Shares which is exercisable upon the occurrence of certain events at the Offer Price, to vote such Shares in the manner specified in the Tender Agreements with respect to certain matters and to appoint Sears as the Tendering Stockholders' proxy to vote such Shares in certain circumstances.

   The Merger Agreement and the Tender Agreements are more fully described in
Section 11--"The Transaction Documents."

   Tendering stockholders who are record owners of their Shares and tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by the Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any such fees or commissions. Sears or the Purchaser will pay all charges and expenses of Morgan Stanley & Co. Incorporated, as dealer manager ("Morgan Stanley" or the "Dealer Manager"), Mellon Investor Services LLC, as depositary (the "Depositary"), and D.F. King & Co., Inc., as information agent (the "Information Agent"), incurred in connection with the Offer. See Section 17--"Fees and Expenses."

   THE BOARD OF DIRECTORS OF THE COMPANY (I) UNANIMOUSLY DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY, (II) APPROVED THE MERGER AGREEMENT AND EACH OF THE TENDER AGREEMENTS AND APPROVED EACH OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE OFFER AND THE MERGER, AND THE TRANSACTIONS CONTEMPLATED BY THE TENDER AGREEMENTS AND (III) RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES TO THE PURCHASER PURSUANT TO THE OFFER.

   Peter J. Solomon Company Limited ("PJSC"), the Company's financial advisor, delivered to the Board of Directors of the Company (the "Company Board") its written opinion, dated May 12, 2002, to the effect that, as of such date and based upon and subject to the matters stated in such opinion, the consideration to be received by holders of Shares pursuant to the Offer and the Merger was fair from a financial point of view to such stockholders. The full text of PJSC's written opinion, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is included as an annex to the Schedule 14D-9 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which is being mailed to stockholders with this Offer to Purchase. Stockholders are urged to read the full text of that opinion carefully and in its entirety.

   The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares, that, together with any other Shares then owned by Sears or the Purchaser or any of their subsidiaries, represents at least two-thirds of the then issued and outstanding shares on a fully diluted basis (the "Minimum Condition"), and (ii) the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), having expired or been terminated and all material consents, approvals or authorizations required to be obtained prior to the consummation of the Offer and the Merger from any governmental or regulatory authority having been made or obtained. The Offer is also subject to other conditions set forth in this Offer to Purchase.

   For purposes of the Offer, "on a fully diluted basis" means, as of any date, the number of Shares issued and outstanding, together with the Shares that may be issued by the Company pursuant to warrants, options, rights or obligations outstanding at that date, whether or not vested or then exercisable. The Company has advised Sears that, on May 12, 2002, 30,012,942 Shares were issued and outstanding and 2,804,051 Shares were subject to stock option grants. None of Sears, the Purchaser or any person listed on Schedule I hereto beneficially owns any Shares. The Tendering Stockholders have agreed in the Tender Agreements to tender their Shares to the Purchaser in the Offer. The shares subject to the Tender Agreements represent approximately 55% of the issued and outstanding Shares.

   The Merger Agreement provides that following the purchase of and payment for Shares representing at least two-thirds of the then issued and outstanding Shares on a fully diluted basis, and prior to the Effective Time, (i) the size of the Company Board shall be increased to nine, (ii) all current directors shall resign, other than three directors who were directors on the date of the Merger Agreement and who are not employees of the Company or stockholders, affiliates, associates or employees of Sears or the Purchaser (such directors, the "Independent Directors"), and (iii) Sears shall be entitled to fill the vacancies so created to the Company Board. The Company has agreed to use its reasonable best efforts to promptly take all actions necessary to enable Sears' designees to be elected as directors of the Company. Until the Effective Time, the Company shall cause the Board to have at least three Independent Directors.

   The Merger is subject to the satisfaction or waiver of certain conditions, including, if required, the approval and adoption of the Merger Agreement by the affirmative vote of the holders of two-thirds of the outstanding Shares. If the Minimum Condition is satisfied, the Purchaser would have sufficient voting power to approve the Merger without the affirmative vote of any other stockholder of the Company. The Company has agreed to obtain stockholder approval of the Merger Agreement and the Merger, if required, by written consent as promptly as practicable following the Purchaser's acceptance for payment of, and full payment for, the Shares tendered pursuant to the Offer and to promptly prepare and file with the SEC an information statement relating to the Merger and the Merger Agreement and cause the information statement to be mailed to its stockholders; provided that the Company may elect to obtain such stockholder approval by causing a meeting of the stockholders to be held. Sears and the Purchaser have agreed to vote their Shares in favor of and consent to the approval of the Merger and adoption of the Merger Agreement. See Section 11--"The Transaction Documents."

   This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer. This Offer to Purchase contains forward-looking statements that involve risks and uncertainties, including the risks associated with satisfying the various conditions to the Offer. Certain of these factors, as well as additional risks and uncertainties, are detailed in the Company's periodic filings with the SEC. See Section 8--"Certain Information Concerning the Company."

                               THE TENDER OFFER

   1. TERMS OF THE OFFER.

   Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn as permitted under Section 4--"Withdrawal Rights." The term "Expiration Date" means 12:00 midnight, New York City time, on Friday, June 14, 2002, unless the Purchaser, in accordance with the Merger Agreement, extends the period during which the Offer is open, in which event the term "Expiration Date" means the latest time and date on which the Offer, as so extended (other than any extension with respect to the Subsequent Offering Period described below), expires.

   The Offer is conditioned upon the satisfaction of the Minimum Condition and the other conditions set forth in Section 15--"Certain Conditions of the Offer." Subject to the provisions of the Merger Agreement, the Purchaser may waive any or all of the conditions to its obligation to accept for payment and pay for Shares pursuant to the Offer (other than the Minimum Condition).

   The Purchaser may, without the consent of the Company, and must at the Company's request, extend the Expiration Date of the Offer from time to time if, at the then current Expiration Date, (1) there shall be any statute, rule, regulation, legislation, judgment, order or injunction enacted or entered which prohibits the offer, prohibits or materially limits the ownership or operation of all or any material portion of the business or assets of the Company or imposes material limitations on the rights of ownership of Sears or the Purchaser with respect to the Shares of the Company, (2) (A) there is any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange or in the Nasdaq National Market, (B) there is any declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or (C) there is any limitation (whether or not mandatory) by any U.S. governmental entity that materially and adversely affects the extension of credit by banks or other lending institutions in the United States, or (3) any applicable waiting period under the HSR Act shall not have expired or been terminated and all material consents and approvals required from governmental authorities to consummate the Offer and the Merger shall not have been made or obtained. In addition, the Purchaser may, without the consent of the Company, extend the Expiration Date of the Offer, if, at the then current Expiration Date, any of the conditions to the Offer, other than those set forth in clauses (1), (2) or (3) above or the Minimum Condition, is not satisfied or waived. If all conditions other than the Minimum Condition are satisfied or waived, the Purchaser may on one occasion for a period not to exceed twenty business days, extend the Expiration Date beyond the then current Expiration Date. The Purchaser also may generally extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the offer. However, the Expiration Date may not be extended in any event beyond September 30, 2002.

   The Purchaser has agreed that, without the prior written consent of the Company, it will not make any change to the Offer that (i) amends or waives the Minimum Condition, (ii) decreases the Offer Price, (iii) changes the form of consideration payable in the Offer, (iv) decreases the number of Shares sought in the Offer, (v) imposes additional conditions or modifies any of the conditions to the Offer in any manner adverse to the holders of the Shares, or
(vi) except as otherwise described above, extends the Offer.

   The Merger Agreement also provides that if all conditions to the Offer are satisfied or waived, and if the number of Shares that have been validly tendered and not withdrawn, together with the Shares beneficially owned by Sears, the Purchaser and any of their subsidiaries, is less than 90% of the Shares then issued and outstanding on a fully diluted basis, the Purchaser may elect, without the consent of the Company, to provide a subsequent offering period in accordance with Rule 14d-11 of the Exchange Act (a "Subsequent Offering Period"). A Subsequent Offering Period is an additional period of time from three to twenty business days in length, beginning after the Purchaser purchases Shares tendered in the Offer, during which time stockholders may tender, but not withdraw, their Shares and receive the Offer Price. Rule 14d-11 provides that the Purchaser may include a Subsequent Offering Period so long as, among other things, (i) the Offer remained open for a minimum of twenty business days and has expired, (ii) the Purchaser immediately accepts and promptly pays for all Shares tendered during the Offer prior to the Expiration Date, (iii) the Purchaser announces the results of the Offer, including the approximate number and percentage of Shares tendered and accepted in the Offer, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period, and (iv) the Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period. In the event that the Purchaser elects to provide a Subsequent Offering Period, it will provide an announcement to that effect by issuing a press release to a national news service on the next business day after the previously scheduled Expiration Date.

   Subject to the applicable rules and regulations of the SEC and the provisions of the Merger Agreement, the Purchaser expressly reserves the right, at any time on or after the date of the Merger Agreement and before the Expiration Date, (i) to terminate the Offer or amend the Offer if any of the conditions set forth in Section 15--"Certain Conditions of the Offer" have not been satisfied or (ii) to waive any condition to the Offer (other than the Minimum Condition), in each case by giving oral or written notice of such extension, termination, waiver or amendment to the Depositary and by making a public announcement thereof.

   The rights reserved by the Purchaser by the preceding paragraph are in addition to the Purchaser's rights pursuant to Section 15--"Certain Conditions of the Offer." Any extension, delay, termination, waiver or amendment will be followed promptly by public announcement. Such announcement, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service.

   If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein under Section 4--"Withdrawal Rights." However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of such bidder's offer.

   If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following a material change in the terms of the offer, other than a change in price, percentage of securities sought or inclusion of or changes to a dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the change. In the SEC's view, an offer should remain open for a minimum of five (5) business days from the date the material change is first published, sent or given to stockholders and, if a material change is made with respect to information that approaches the significance of price and the percentage of Shares sought, a minimum of ten (10) business days may be required to allow for adequate dissemination and investor response. Accordingly, if, prior to the Expiration Date, the Purchaser decreases the number of Shares being sought or increases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the tenth (10th) business day from the date that notice of such increase or decrease is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such tenth (10th) business day. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

   The Company has provided the Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will also be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

   2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

   Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and the satisfaction or waiver of all the conditions to the Offer set forth in Section 15--"Certain Conditions of the Offer," the Purchaser will accept for payment and will pay for all Shares validly tendered and not properly withdrawn promptly after the Expiration Date. Subject to the terms of the Merger Agreement and compliance with Rule 14e-1(c) under the Exchange Act, the Purchaser expressly reserves the right to delay acceptance for payment of Shares pending receipt of regulatory or governmental approvals and any applicable pre-merger notification laws or regulations of foreign jurisdictions, including, without limitation, the HSR Act. See Section 16--"Certain Legal Matters; Regulatory Approvals." If Purchaser decides to include a Subsequent Offering Period, Purchaser will accept for payment, and promptly pay for all validly tendered Shares as they are received during the Subsequent Offering Period. See Section 1--"Terms of the Offer."

   In all cases (including during any Subsequent Offering Period), payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or confirmation of a book-entry transfer of such Shares (a "Book-Entry Confirmation") into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3--"Procedures for Accepting the Offer and Tendering Shares," (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

   The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to and received by the Depositary and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

   For purposes of the Offer (including during any Subsequent Offering Period), the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein under Section 4--"Withdrawal Rights" and as otherwise required by Rule 14e-1(c) under the Exchange Act.

   If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3--"Procedures for Accepting the Offer and Tendering Shares," such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), promptly following the expiration or termination of the Offer.

   3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.

   VALID TENDERS. In order for a stockholder validly to tender Shares pursuant to the Offer, either (i) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (A) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or (B) such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date (or, with respect to any Subsequent Offering Period, if one is provided, prior to the expiration thereof), or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

   BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date (except with respect to any Subsequent Offering Period, if one is provided), or the tendering stockholder must comply with the guaranteed delivery procedure described below. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

   For Shares to be validly tendered during any Subsequent Offering Period, the tendering stockholder must comply with the foregoing procedures, except that required documents and certificates must be received during the Subsequent Offering Period.

   SIGNATURE GUARANTEES. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such holder has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion

Program or any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 of the Exchange Act (each an "Eligible Institution" and collectively "Eligible Institutions"). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in, the name(s) of a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

   GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such stockholder's Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered; provided that all of the following conditions are satisfied:

      i. such tender is made by or through an Eligible Institution;

      ii. a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

      iii. the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three New York Stock Exchange trading days after the date of execution of such Notice of Guaranteed Delivery.

   The Notice of Guaranteed Delivery may be delivered by hand or transmitted by manually signed facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by the Purchaser.

   Notwithstanding any other provision of this Offer, payment for Shares accepted pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of (i) certificates evidencing such Shares or a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in this Section 3, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

   THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, RECEIPT OF A BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

   The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the Offer, as well as the tendering stockholder's representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. The Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

   DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding on all parties. The Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of the Purchaser. None of Sears, the Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

   APPOINTMENT. By executing and delivering the Letter of Transmittal and tendering certificates or completing the procedure for book-entry transfer, as set forth above, the tendering stockholder will irrevocably appoint designees of the Purchaser as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney and proxies or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Company's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders.

   BACKUP WITHHOLDING. Under the "backup withholding" provisions of U.S. federal income tax law, the Depositary may be required to withhold and pay over to the Internal Revenue Service a portion of the amount of any payments made pursuant to the Offer. To avoid backup withholding, unless an exemption applies, a stockholder who is a U.S. person (as defined for U.S. federal income tax purposes) must provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding by completing the Substitute Form W-9 in the Letter of Transmittal. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on the stockholder and any payment made to the stockholder pursuant to the Offer may be subject to backup withholding. All stockholders surrendering Shares pursuant to the Offer who are U.S. persons should complete and sign the Substitute Form W-9 included in the Letter of Transmittal to provide the information and certifications necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) may not be subject to backup withholding. Foreign stockholders should complete and sign the appropriate Form W-8

(a copy of which may be obtained from the Depositary) in order to avoid backup withholding. Such stockholders should consult a tax advisor to determine which Form W-8 is appropriate. See Instruction 8 of the Letter of Transmittal.

   Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from payments made to a stockholder may be refunded or credited against such stockholder's U.S. federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service.

   4. WITHDRAWAL RIGHTS.

   Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after July 15, 2002.

   For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3--"Procedures for Accepting the Offer and Tendering Shares," any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

   If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein.

   Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in Section 3--"Procedures for Accepting the Offer and Tendering Shares" at any time prior to the Expiration Date or during the Subsequent Offering Period, if any.

   No withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. See Section 1--"Terms of the Offer."

   ALL QUESTIONS AS TO THE FORM AND VALIDITY (INCLUDING TIME OF RECEIPT) OF ANY NOTICE OF WITHDRAWAL WILL BE DETERMINED BY THE PURCHASER, IN ITS SOLE DISCRETION, WHOSE DETERMINATION WILL BE FINAL AND BINDING. NONE OF SEARS, THE PURCHASER, THE DEALER MANAGER, THE DEPOSITARY, THE INFORMATION AGENT OR ANY OTHER PERSON WILL BE UNDER ANY DUTY TO GIVE NOTIFICATION OF ANY DEFECTS OR IRREGULARITIES IN ANY NOTICE OF WITHDRAWAL OR INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTIFICATION.

   5. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

   The following is a summary of the material U.S. federal income tax consequences of the Offer and the Merger to stockholders of the Company whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. The discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations, judicial authorities, published positions of the Internal Revenue Service and other applicable authorities, all as in effect on the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion is limited to stockholders of the Company who hold their Shares as capital assets for U.S. federal income tax purposes (generally, assets held for investment). The discussion does not address all of the tax consequences that may be relevant to stockholders of the Company who hold their Shares pursuant to the exercise of employee stock options or otherwise as compensation or to certain types of stockholders (such as insurance companies, tax-exempt organizations, financial institutions and broker-dealers) that are subject to special treatment under federal income tax laws. In addition, this discussion does not discuss the U.S. federal income tax consequences to any stockholder of the Company that, for U.S. federal income tax purposes, is a nonresident alien individual, a foreign corporation, a foreign partnership, or a foreign estate or trust, nor does it consider the effect of any state, local or foreign tax laws.

   BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH STOCKHOLDER SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW AND THE PARTICULAR TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL AND FOREIGN TAX LAWS AND OF CHANGES IN SUCH LAWS.

   The sale or exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and generally for state, local and foreign income tax purposes as well. In general, a stockholder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in the Shares sold or exchanged. Gain or loss will be determined separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged for cash pursuant to the Merger. Such gain or loss will be long-term capital gain or loss provided that a stockholder's holding period for such Shares is more than one year at the time of consummation of the Offer or the Merger, as the case may be. Capital gains recognized by an individual upon a disposition of Shares that have been held for more than one year generally will be subject to a maximum U.S. federal income tax rate of 20%. In the case of Shares that have been held for one year or less, such capital gains generally will be subject to tax at ordinary income tax rates. Certain limitations apply to the use of a stockholder's capital losses.

   A stockholder whose Shares are sold or exchanged pursuant to the Offer or the Merger may be subject to backup withholding unless certain information and certifications are provided to the Depositary or an exemption applies. See
Section 3--"Procedures for Accepting the Offer and Tendering Shares."

   6. PRICE RANGE OF SHARES; DIVIDENDS.

   The Shares trade on the New York Stock Exchange (the "NYSE") under the symbol "LE." The following table sets forth, for the periods indicated, the high and low sale prices per Share for the periods indicated. Share prices are as reported on the NYSE based on published financial sources.

                                      COMMON STOCK
                                    -----------------
CALENDAR YEAR                         HIGH     LOW
-------------                       -------- --------
2000:
   First Quarter................... $61.5000 $27.2500
   Second Quarter..................  59.9375  28.2500
   Third Quarter...................  40.5000  20.3800
   Fourth Quarter..................  27.4700  18.7000
2001:
   First Quarter................... $31.8000 $22.5000
   Second Quarter..................  41.8100  26.2000
   Third Quarter...................  43.6000  28.3700
   Fourth Quarter..................  53.3800  28.0500
2002:
   First Quarter................... $55.2000 $43.2000
   Second Quarter (through May 16).  61.9000  43.2500

   On May 10, 2002, the last full day of trading before the public announcement of the execution of the Merger Agreement, the closing price of the Shares on the NYSE was $51.02 per Share. On May 16, 2002, the last full day of trading before the commencement of the Offer, the closing price of the Shares on the NYSE was $61.84 per Share. The Company has not paid a dividend in cash on the Shares since December 29, 1993 and the setting aside for payment or paying any dividend on the Shares is prohibited by the Merger Agreement.

STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

   7. CERTAIN INFORMATION CONCERNING THE COMPANY.

   GENERAL. The Company is a Delaware corporation with its principal offices located at One Lands' End Lane, Dodgeville, Wisconsin. The telephone number for the Company is (608) 935-9341. According to the Company's Annual Report on Form 10-K for the fiscal year ended February 1, 2002, the Company is a leading direct merchant of traditionally styled, casual clothing for men, women and children, accessories, footwear, home products, and soft luggage. The Company offers its products through multiple selling channels consisting of regular mailings of its monthly primary, prospecting and specialty catalogs as well as through the Internet, its international businesses, and its outlet and inlet stores.

   AVAILABLE INFORMATION. The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the SEC's regional offices located at 233 Broadway, New York, New York 10279 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. The Company's filings are also available to the public on the SEC's Internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

   SUMMARY FINANCIAL INFORMATION. Set forth below is certain summary financial information for the Company and its consolidated subsidiaries for the last two fiscal years excerpted from the Company's Annual Reports on Form 10-K for the periods ended January 26, 2001 and February 1, 2002 and the summary financial information for the Company and its consolidated subsidiaries for the quarters ended April 27, 2001 and May 3, 2002 excerpted from the Company's May 16, 2002 earnings release. More comprehensive financial information is included in such reports and other documents filed by the Company with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Copies of such reports and other documents may be examined at or obtained from the SEC in the manner set forth above.

                                     QUARTER ENDED      FISCAL YEAR ENDED
                                   ------------------ ---------------------
                                   APRIL 27,  MAY 3,
                                     2001      2002      2001       2002
                                   --------- -------- ---------- ----------
                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
REVENUE
   Total revenue.................. $311,120  $341,175 $1,462,283 $1,569,062
OPERATING DATA
   Income from operations.........   10,506    25,644     61,660    113,164
   Net income.....................    5,858    16,496     34,657     66,916
   Net income per share:
       Basic......................     0.20      0.55       1.15       2.27
       Diluted....................     0.20      0.54       1.14       2.23
BALANCE SHEET DATA
   Total assets...................  470,750   588,376    507,629    599,120
   Total current liabilities......  132,393   161,059    178,874    185,564
   Total stockholder's investment.  321,106   415,941    314,188    400,718

   CERTAIN PROJECTIONS PROVIDED BY THE COMPANY. The Company does not, as a matter of course, make public any forecasts as to its future financial performance. However, in connection with Sears' review of the Transactions, the Company provided Sears with certain projected financial information concerning the Company. The Company has advised Sears and the Purchaser that its internal financial forecasts (upon which the projections provided to Sears and the Purchaser were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The projections also reflect numerous assumptions (not all of which were provided to Sears and the Purchaser), all made by management of the Company, with respect to industry performance, general business, economic, market and financial conditions and other matters. Such assumptions regarding future events are difficult to predict, and many are beyond the Company's control. Accordingly, there can be no assurance that the assumptions made by the Company in preparing the projections will prove accurate. It is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections. The inclusion of the projections herein should not be regarded as an indication that any of Sears, the Purchaser, the Company or their respective affiliates or representatives consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such. These projections are being provided only because the Company made them available to Sears and the Purchaser in connection with their discussions regarding the Offer and the Merger. None of Sears, the Purchaser, the Company or any of their respective affiliates or representatives makes any representation to any person regarding the projections, and none of them has or intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

   The projections provided to Sears by the Company included, among other things, the following forecasts and targets for the fiscal years indicated of the Company's total revenues, gross profit, pretax income and earnings per share (in millions, except per share data):

                   FORECAST           TARGET
-                  -------- --------------------------
                   FY 2003  FY 2004  FY 2005  FY 2006
                   -------- -------- -------- --------
Total Revenues.... $1,658.0 $1,806.4 $1,978.0 $2,154.1
Gross Profit......    742.9    815.8    900.0    977.2
Pretax Income.....    133.4    152.0    175.9    193.4
Earnings per Share $   2.70 $   3.07 $   3.55 $   3.91

   These projections should be read together with the financial statements of the Company that can be obtained from the SEC as described above.

   It is the understanding of Sears and the Purchaser that the projections were not prepared with a view to public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The projections do not purport to present operations in accordance with generally accepted accounting principles, and the Company's independent auditors have not examined, compiled or performed any procedures with respect to the projections presented herein, nor have they expressed any opinion or any other form of assurance of such information or its achievability, and accordingly assume no responsibility for them.

   Except for these projections and as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or is based upon reports and other documents on file with the SEC or otherwise publicly available. Neither Sears nor the Purchaser (i) has any knowledge that would indicate that any statements contained herein based upon such reports and documents are untrue or (ii) takes any responsibility for the accuracy or completeness of the information contained in such reports and other documents or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

   8. CERTAIN INFORMATION CONCERNING SEARS AND THE PURCHASER.

   GENERAL. Sears is a New York corporation with its principal offices located at 3333 Beverly Road, Hoffman Estates, Illinois 60179. The telephone number of Sears is (847) 286-2500. Sears is a multi-line retailer that provides a wide array of merchandise and services. Sears' business is organized into four principal business segments--Retail and Related Services, Credit and Financial Products, Corporate and Other, and Sears Canada.

   The Purchaser is a Delaware corporation with its principal offices located at 3333 Beverly Road, Hoffman Estates, Illinois 60179. The telephone number of the Purchaser is (847) 286-2500. The Purchaser is a wholly owned subsidiary of Sears. The Purchaser was formed for the purpose of making a tender offer for all of the common stock of the Company and has not engaged, and does not expect to engage, in any business other than in connection with the Offer and the Merger.

   The name, citizenship, business address, business phone number, present principal occupation or employment and past material occupation, positions, offices or employment for each director and executive officer of Sears and the Purchaser for at least the last five (5) years and certain other information are set forth in Schedule I hereto.

   Except as described in this Offer to Purchase and in Schedule I hereto, (i) none of Sears, the Purchaser or, to the best knowledge of Sears and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Sears or the Purchaser or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of Sears, the Purchaser or, to the best knowledge of Sears and the Purchaser, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past sixty (60) days.

   Except as provided in the Merger Agreement, the Tender Agreements or as otherwise described in this Offer to Purchase, none of Sears, the Purchaser or, to the best knowledge of Sears and the Purchaser, any of the persons listed in
Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

   Except as set forth in this Offer to Purchase, none of Sears, the Purchaser or, to the best knowledge of Sears and the Purchaser, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Sears or any of its subsidiaries or, to the best knowledge of Sears, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. None of the persons listed in Schedule I has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in Schedule I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

   AVAILABLE INFORMATION. Pursuant to Rule 14d-3 under the Exchange Act, Sears and the Purchaser filed with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO"), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. Additionally, Sears is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. The Schedule TO and the exhibits thereto, and such reports, proxy statements and other information, can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the SEC's regional offices located at 233 Broadway, New York, New York 10279 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. Sears filings are also available to the public on the SEC's Internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

   9. SOURCE AND AMOUNT OF FUNDS.

   The Offer is not conditioned upon Sears' or the Purchaser's ability to finance the purchase of Shares pursuant to the Offer.

   Sears and the Purchaser estimate that the total amount of funds required to purchase all of the outstanding Shares pursuant to the Offer and the Merger will be approximately $1.9 billion, including related fees and expenses. Sears has available to it sufficient funds to close the Offer and the Merger, and will cause the Purchaser to have sufficient funds available to close the Offer and the Merger. Sears intends to obtain the necessary funds from its ongoing free cash flow and a combination of unsecured long term public debt or long term securities sold into the asset-backed market. In the event that such financings are unavailable, Sears will utilize cash on hand and/or arrange alternate financing, which may include, among other financing alternatives, the issuance of its unsecured commercial paper or borrowings via a syndicate of multi-seller, asset-backed commercial paper conduit programs sponsored by various banks.

   10. BACKGROUND OF THE OFFER; PAST CONTACTS OR NEGOTIATIONS WITH THE COMPANY.

   In May 2000, the Company's then financial advisor contacted Sears to solicit interest with regards to the possible acquisition of the Company by Sears. On May 19, 2000, the Company and Sears executed a confidentiality agreement and thereafter the Company provided Sears with an offering memorandum with respect to the Company.

   In June 2000, Sears retained Morgan Stanley to serve as its financial advisor with respect to the possible acquisition.

   On June 15, 2000, pursuant to a request from the Company's then financial advisor, Sears submitted a written, non-binding indication of interest for the acquisition of the Company in a cash tender offer for 100% of the outstanding common stock.

   On June 26, 2000, representatives of Sears attended a presentation by the Company's management with respect to its business and operations. Subsequent to the management presentation, throughout late June and the first half of July 2000, Sears and its legal and financial advisors conducted due diligence investigations of the Company.

   On July 16, 2000, the Company indicated to Sears that the Company would not meet its forecasts for both the second quarter and the full year of fiscal 2001. In mid-to-late July, 2000, Sears instructed Morgan Stanley to inform the Company's then financial advisor that it would not be making a bid for the Company at that time.

   In August of 2001, the Board of Directors of Sears (the "Sears Board") discussed management's recommendation that Sears pursue either a retail distribution relationship or a business combination with the Company, including the fact that such a relationship or combination would be a good strategic fit with Sears' plan to reposition its Full-line Store product offerings. Following and pursuant to this discussion,

Mr. Alan J. Lacy, the Chairman of the Board of Directors, President and Chief Executive Officer of Sears, contacted Mr. Gary C. Comer, founder and Chairman of the Company, to express an interest in a potential retail distribution arrangement or business combination with the Company. Mr. Comer responded in early September that the Company was not interested in engaging in either a retail distribution relationship or other business combination discussions at that time.

   In late February 2002, Sears was contacted by the Company's new financial advisor, PJSC, on behalf of the Company, soliciting Sears' interest in a combination with the Company.

   In February 2002, the Company and Sears executed a new confidentiality agreement, containing customary terms and conditions, and PJSC provided an updated offering memorandum with respect to the Company. On March 26, 2002, Morgan Stanley contacted representatives of PJSC to discuss the process by which Sears would evaluate an acquisition of the Company.

   At the March 2002 meeting of the Sears Board, Sears' management discussed with the Sears Board the fact that the Company had approached Sears as part of an auction process and was again interested in pursuing a transaction. Mr. Lacy told the board that management was actively pursuing this opportunity. The Sears Board then engaged in a discussion of the strategic benefits of such a transaction.

   On April 2, 2002, in connection with the continuing discussions relating to a potential business combination, members of the Company's management made a presentation to management of Sears and representatives of Morgan Stanley concerning the Company, its current and historic financial performance and future prospects.

   On April 11, 2002, Mr. Lacy met with Mr. David F. Dyer, the Company's President and Chief Executive Officer, in Dodgeville, Wisconsin to tour the Company's facility and to discuss other matters related to the transaction.

   On April 15, 2002, Sears submitted to PJSC a non-binding written indication of interest to acquire all of the issued and outstanding Shares of the Company in a cash tender offer.

   On April 16, 2002, Mr. Lacy called PJSC to discuss Sears' initial bid and other matters related to the potential transaction.

   Thereafter, Sears and its financial and legal advisors resumed their due diligence examinations of the Company, including the review of legal documents and other written materials at the Company's outside law firm on April 18, 2002. Sears engaged in meetings and conference calls with the Company's management with respect to the Company's business, discussed with Company management the possible effects on the Company and Sears resulting from a potential combination and examined confidential materials.

   On April 19, 2002, Sears received an invitation to submit a definitive proposal to acquire all the outstanding Shares of the Company, which set forth the procedures by which the Company would entertain proposals. PJSC forwarded to Sears the bid procedures letter together with a form of merger agreement and a form of tender agreement with respect to the proposed tender of Shares by the Company's largest stockholder in connection with the proposed transaction. The bid procedures letter requested a written definitive proposal be delivered to PJSC by the close of business on May 9, 2002.

   On April 23 and 24, 2002, Sears' independent accountants met with the Company's accountants in furtherance of Sears' due diligence investigation.

   On April 24, 2002, Mr. Lacy met with Mr. Comer in Chicago to discuss a potential transaction, the terms and conditions thereof, and Sears' intentions regarding the operation of the business if a transaction was completed.

   On April 26, 2002, Sears' representatives and advisors met with the Company's management to discuss due diligence issues. Due diligence by Sears and its advisors continued through early May 2002.

   On May 7, 2002, Morgan Stanley received a call from PJSC to discuss the potential proposal.

   On May 9, 2002, Sears convened a meeting of the Sears Board. At this meeting, Sears management, as well as representatives of Morgan Stanley and Skadden, Arps, Slate, Meagher & Flom (Illinois), Sears' legal advisor, made presentations regarding the proposed transaction. Subsequently, the Sears Board unanimously authorized Sears management to submit a formal proposal for the acquisition of the Company and to enter into negotiations in that respect. After the board meeting, Mr. Lacy telephoned Mr. Dyer to discuss the details of Sears' proposal. Shortly thereafter, Sears submitted to PJSC a letter offering to pay $61.00 per Share in cash for all outstanding Shares of the Company, subject to, among other things, the approval of the respective boards of directors of the two companies. The letter was accompanied by mark-ups of the forms of merger and tender agreements. In addition, throughout the day on May 9, 2002, representatives of Morgan Stanley and PJSC engaged in conversations regarding the potential transaction.

   On May 10, 2002, the Company's legal counsel contacted Sears' legal counsel for the purpose of discussing and clarifying certain provisions in the marked up merger and tender agreements. Later that day, the Company Board met to evaluate Sears' proposal to acquire the Company. At this meeting, the Company Board unanimously authorized the Company to commence negotiations with Sears regarding price and other terms. On May 11, 2002, representatives of the Company delivered to Sears and its representatives revised drafts of the merger agreement and tender agreement.

   Beginning on May 11, 2002 and continuing through May 12, 2002, representatives of Sears and the Company, together with their respective financial and legal advisors, met to continue negotiations of the specific terms and provisions of the merger agreement and the tender agreement, including, without limitation, the conditions to the closing of the offer, the non-solicitation provisions and the circumstances under which the parties could terminate the merger agreement. During the course of the negotiations, the Company demanded an increase in the Offer Price, and in order to finalize such negotiations and to obtain certain concessions in other areas, Sears ultimately agreed to increase its offer to $62.00 per Share.

   After resolution of all outstanding issues, Mr. Lacy made separate calls to thank and congratulate both Mr. Comer and Mr. Dyer. Mr. Lacy indicated to Mr. Comer that he believed that the Sears Board would approve the deal upon the current terms.

   At a meeting held on the afternoon of May 12, 2002, the Company Board (i) unanimously determined that the terms of the Offer and the Merger are fair to and in the best interests of the stockholders of the Company, (ii) approved the Merger Agreement and each of the Tender Agreements and approved each of the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and the transactions contemplated by the Tender Agreements and (iii) resolved to recommend that the Company's stockholders accept the Offer and tender their Shares to the Purchaser pursuant to the Offer. Also on the afternoon of May 12, 2002, the Sears Board members present at the meeting unanimously approved the Offer, the Merger Agreement, the Merger and the transactions contemplated thereby and the Tender Agreements and the transactions contemplated thereby. Subsequent to the meetings, the Merger Agreement was executed by Sears, the Purchaser and the Company and the Tender Agreements were executed by Sears, the Purchaser and certain of the Company's stockholders, including Mr. Comer.

   On May 13, 2002, Sears and the Company issued a joint press release announcing their execution of the Merger Agreement.

   Also on May 13, 2002, Sears and Mr. Dyer entered into a letter agreement (the "Letter Agreement") providing that on the Effective Date, Mr. Dyer will continue to serve as President and Chief Executive Officer of the Company and will be named Executive Vice President/General Manager, Customer Direct of Sears. The Letter Agreement, which is subject to the approval of the Compensation Committee of the Sears Board also provides that at the Effective Time Mr. Dyer will be granted Sears' stock options and shares of restricted stock that will vest over a three year period and the second and third anniversaries of the date of grant, respectively, and will be entitled to participate in the Sears pension plan and other benefits, as set forth in the Letter Agreement. A copy of the Letter Agreement is filed as an exhibit to the Schedule TO. The foregoing summary is qualified in its entirety by reference to the Letter Agreement, which is incorporated herein by reference.

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   On May 17, 2002, the Purchaser commenced the Offer.

   During the Offer, Sears and the Purchaser intend to have ongoing contacts with the Company and its directors, officers, stockholders and representatives.

   11. THE TRANSACTION DOCUMENTS.

THE MERGER AGREEMENT

   The following is a summary of the material provisions of the Merger Agreement, a copy of which is filed as an exhibit to the Schedule TO. The summary is qualified in its entirety by reference to the Merger Agreement, which is incorporated by reference herein. Capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Merger Agreement.

   THE OFFER. The Merger Agreement provides for the commencement of the Offer as promptly as practicable and in any event within seven (7) business days of the date of the Merger Agreement. The obligation of the Purchaser to accept for payment, and pay for, Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and certain other conditions that are described in Section 15--"Certain Conditions of the Offer."

   The Purchaser may, without the consent of the Company, and must at the Company's request, extend the Expiration Date of the Offer from time to time if, at the then current Expiration Date, (1) there shall be any statute, rule, regulation, legislation, judgment, order or injunction enacted or entered which prohibits the offer, prohibits or materially limits the ownership or operation of all or any material portion of the business or assets of the Company or imposes material limitations on the rights of ownership of Sears or the Purchaser with respect to the Shares of the Company, (2) (A) there is any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange or in the Nasdaq National Market, (B) there is any declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or (C) there is any limitation (whether or not mandatory) by any U.S. governmental entity that materially and adversely affects the extension of credit by banks or other lending institutions in the United States, or (3) any applicable waiting period under the HSR Act shall not have expired or been terminated and all material consents and approvals required from governmental authorities to consummate the Offer and the Merger shall not have been made or obtained. In addition, the Purchaser may, without the consent of the Company, extend the Expiration Date of the Offer, if, at the then current Expiration Date, any of the conditions to the Offer, other than those set forth in clauses (1), (2) or (3) above or the Minimum Condition, is not satisfied or waived. If all conditions other than the Minimum Condition are satisfied or waived, the Purchaser may on one occasion for a period not to exceed twenty business days, extend the Expiration Date beyond the then current Expiration Date. The Purchaser also may generally extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the offer. However, the Expiration Date may not be extended in any event beyond September 30, 2002.

   The Purchaser may not, without the Company's prior written consent, make any modifications in the terms and conditions of the Offer which: (i) amends or waives the Minimum Condition, (ii) decreases the Offer Price, (iii) changes the form of consideration payable in the Offer, (iv) decreases the number of Shares sought in the Offer, (v) imposes additional conditions or modifies any of the conditions to the Offer in any manner adverse to the holders of the Shares, or
(vi) except as described above, extends the Offer. In addition, if all of the conditions to the Offer are satisfied or waived but the number of the Shares validly tendered and not withdrawn, together with any Shares beneficially owned by Sears, the Purchaser and their subsidiaries, is less than 90% of the Fully Diluted Shares, then upon the applicable expiration date of the Offer, the Purchaser may accept and pay for all Shares validly tendered and not withdrawn prior to such date and elect to provide a "subsequent offering period" of at least three (3) business days, but not to exceed twenty (20) business days.

   The Merger Agreement provides that following the purchase of and payment for Shares pursuant to the Offer representing at least two-thirds of the issued and outstanding Shares on a fully diluted basis, and prior to the Effective Time, (i) the size of the Company Board shall be increased to nine, (ii) all current directors shall resign, other than three directors who were directors on the date of the Merger Agreement and who are not employees of the Company or stockholders, affiliates, associates or employees of Sears or the Purchaser (such directors, the "Independent Directors"), and (iii) Sears shall be entitled to fill the vacancies so created to the Company Board. The Company has agreed to use its reasonable best efforts to promptly take all actions necessary to enable Sears' designees to be elected as directors of the Company, including securing resignations of such number of its incumbent directors as is necessary (and to the extent the Company is not successful in securing such resignations, increasing the size of the Company Board to enable Sears to designate at least two-thirds of the total number of directors of the Company).

   From the Share Purchase Date until the Effective Time, the Company Board must have at least three Independent Directors; and if the number of Independent Directors is reduced below three for any reason whatsoever, any remaining Independent Directors (or if no Independent Directors remain, the other directors) shall be entitled to designate persons who shall not be stockholders, affiliates, associates or employees of Sears or Purchaser to fill such vacancies and such persons shall be deemed to be Independent Directors for purposes of the Merger Agreement. If the Independent Directors do not fill such vacancies within five business days, Sears shall designate such Independent Director(s). After the Purchaser purchases Shares in the Offer and prior to the Effective Time, any approval by the Company Board or any other Company action must be made at a time when there are at least three Independent Directors and with the approval of at least eight of the nine directors of the Company (or such other number of directors that ensures that at least a majority of the Independent Directors has granted such approval) in order to (i) amend or terminate the Merger Agreement on behalf of the Company, (ii) exercise or waive any of the Company's rights, benefits or remedies under the Merger Agreement or
(iii) take any other action by the Company Board under or in connection with the Merger Agreement which would adversely affect the rights of the holders of the Shares.

   THE MERGER. The Merger Agreement provides that, at the Effective Time, the Purchaser will be merged with and into the Company with the Company being the surviving corporation (the "Surviving Corporation"). Following the Merger, the separate existence of the Purchaser will cease, and the Company will continue as the Surviving Corporation, wholly owned by Sears.

   Pursuant to the Merger Agreement, each Share then issued and outstanding immediately prior to the Effective Time (other than Shares held by the Company as treasury stock, or owned by Sears, the Purchaser or Sears' other wholly owned subsidiaries, all of which will be cancelled and retired and will cease to exist, and other than Shares that are held by stockholders, if any, who properly exercise their dissenters' rights under the DGCL) will be converted into the right to receive the Merger Consideration. Stockholders who perfect their dissenters' rights under the DGCL will be entitled to the amounts determined pursuant to the appropriate proceedings required under the DGCL.

   If required by applicable law, the Company Board may be required to submit the Merger Agreement to the Company's stockholders for their approval. The Company has agreed to obtain stockholder approval of the Merger Agreement and the Merger, if required, by written consent as promptly as practicable and to promptly prepare and file with the SEC an information statement relating to the Merger and the Merger Agreement and cause the information statement to be mailed to its stockholders. However, the Company may elect to obtain such stockholder approval by causing a meeting of the stockholders to be held in accordance with the DGCL. In either case, all Shares then owned by Sears or the Purchaser or any other subsidiary of Sears will be voted in favor of approval of the Merger Agreement.

   REPRESENTATIONS AND WARRANTIES. Pursuant to the Merger Agreement, the Company has made customary representations and warranties to Sears and the Purchaser, including representations relating to: corporate existence and power; corporate authorization and approvals; governmental authorizations; no conflicts or consents required in connection with the Merger Agreement; capitalization of the Company and its subsidiaries; the Company's subsidiaries; the Company's SEC documents, liabilities and financial statements; information provided by the Company for inclusion in the Offer documents or the Schedule 14D-9; absence of certain changes; litigation; taxes; compliance with laws, licenses, permits and registrations; contracts; employee benefit plans; transactions with affiliates of the Company; intellectual property; required vote and board approval; title to property and encumbrances; major suppliers; finders' fees and opinion of PJSC and waiver of Section 203 of the DGCL.

   Pursuant to the Merger Agreement, Sears and the Purchaser have made customary representations and warranties to the Company, including representations relating to: corporate existence and power; corporate authorization and approvals; governmental authorizations; no conflicts or consents required in connection with the Merger Agreement; information provided for inclusion in the Offer documents or the Schedule 14D-9; financing; the operations of the Purchaser; required vote; ownership of Shares; and finders' fees.

   COMPANY CONDUCT OF BUSINESS COVENANTS. The Merger Agreement provides that, except as expressly permitted therein, from the date of the Merger Agreement until the Effective Time, the Company will, and will cause each of its subsidiaries to conduct its business in the ordinary course consistent with past practice and will use commercially reasonable efforts to (i) preserve intact its present business organization and (ii) maintain in effect all material foreign, federal, state and local licenses approvals and authorizations. In addition, and without limiting the generality of the foregoing, except for matters expressly permitted by the Merger Agreement, from the date of the Merger Agreement until the Effective Time, the Company will not, and will not permit any of its subsidiaries to, do any of the following without the prior written consent of Sears, which consent shall not be unreasonably withheld or delayed:

      (a) amend its certificate of incorporation or by-laws;

      (b) split, combine or reclassify any shares of capital stock of the Company or any less-than-wholly-owned Company Subsidiary or declare, set aside for payment or pay any dividend or make any other actual, constructive or deemed distribution (whether in cash, stock or property or any combination thereof) in respect of any Shares or any other Company capital stock, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any Company equity or equity related securities or any equity or equity related securities of any Company Subsidiary;

      (c) issue, deliver or sell or authorize the issuance, delivery or sale of, any shares of the Company's capital stock of any class or series or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such capital stock or any such convertible or exchangeable securities, other than in connection with the issuance of Shares upon the exercise of options, the granting of options to acquire Shares in the ordinary course of business consistent with past practice (including under the Company's employee option plan) and the issuance of Shares in accordance with the terms of the Company's director stock grant plan;

      (d) amend any term of any outstanding security of the Company or any Company Subsidiary; provided that the Company may amend the Employee Option Plan at its 2002 annual meeting as disclosed in the Company's definitive proxy statement filed with the SEC on April 12, 2002;

      (e) incur any capital expenditures or any obligations or liabilities in respect thereof, except for those (i) contemplated by the capital expenditure budget for the Company and the Company Subsidiaries, which budget has been provided to Sears in connection with the Merger Agreement or
   (ii) not otherwise described in clause (i) which, in the aggregate, do not exceed $5.0 million;

      (f) acquire (whether pursuant to merger, stock or asset purchase or otherwise) or propose to acquire in one transaction or a series of related transactions (i) any assets (including any equity interests) outside of the ordinary course of business or (ii) all or substantially all of the equity interests of any person or any business or division of any person;

      (g) sell, lease, encumber or otherwise dispose of any material assets, other than (i) sales in the ordinary course of business consistent with past practice, (ii) equipment and property no longer used in the operation of the business of the Company and the Company Subsidiaries and (iii) assets related to discontinued operations of the Company or any Company Subsidiary;

      (h) other than with respect to contracts terminable upon no more than 90 days' notice without penalty, enter into any new contract or agreement, or modify, amend, terminate or renew any existing contract or agreement to which the Company or any of its Subsidiaries is a party, other than (i) in the ordinary course of business or (ii) if the dollar value of such new contract or agreement, or existing contract or agreement as so amended, modified, terminated or renewed, is or would be less than $250,000 (or $2 million in the aggregate);

      (i) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any Company Subsidiary or guarantee any debt securities of others, except in the ordinary course of business consistent with past practice (which shall include, without limitation, borrowings made in the ordinary course of business under existing credit facilities of the Company within the borrowing capacity thereunder as of the date hereof);

      (j) except in the ordinary course of business, amend, modify or terminate any material contract, agreement or arrangement of the Company or any Company Subsidiary, or otherwise waive, release or assign any material rights, claims or benefits of the Company or any Company Subsidiary thereunder; provided that the Company may amend its Employee Option Plan at its 2002 annual meeting as disclosed in the Company's definitive proxy statement filed with the SEC on April 12, 2002;

      (k) (i) except as required by law or an agreement, policy or arrangement existing on the date hereof, increase the amount of compensation of any director or executive officer or make any increase in or commitment to increase any employee health, welfare or retirement benefits, (ii) except as required by law or a written agreement, policy or arrangement existing on the date hereof, grant any severance or termination pay or rights to any director, officer or employee of the Company or any Company Subsidiary,
   (iii) adopt any additional employee plan or, except in the ordinary course of business or as required by law, make any contribution to any existing such plan or (iv) except as may be required by law, amend in any material respect any employee plan; provided however that the Company may adopt a change in control policy or enter into agreements providing for payments to be made by the Company in connection, among other things, with a change in control of the Company, in each case, with such employees and substantially on the terms disclosed in the disclosure schedule attached to the Merger Agreement; provided further that the Company may amend its Employee Option Plan at its 2002 annual meeting as disclosed in the Company's definitive proxy statement filed with the SEC on April 12, 2002;

      (l) change the Company's (x) methods of accounting in effect at February 1, 2002, except as required by changes in GAAP or by Regulation S-X of the Exchange Act, as concurred in by its independent public accountants or (y) fiscal year;

      (m) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise) other than: (i) the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Company Balance Sheet, (ii) those incurred in the ordinary course of business or (iii) those incurred as otherwise permitted under this Section "--Company Conduct of Business Covenants";

      (n) except as described in the disclosure schedules to the Merger Agreement, make payments or distributions (other than normal salaries and other compensation in the ordinary course of business consistent with past practice) to any affiliate of the Company;

      (o) except as disclosed in the disclosure schedules to the Merger Agreement, permit any insurance policy naming the Company or any of its Subsidiaries as a beneficiary or loss payable payee to be cancelled or terminated with notice to Sears;

      (p) knowingly do any act or omit to do any act that would result in a breach of any representation, warranty or covenant by the Company set forth in the Merger Agreement or, except as provided for in the following Section "--Non Solicitation," otherwise materially impair or delay the ability of the Company to consummate the Offer; or

      (q) agree, resolve, commit or publicly announce an intention to do any of the foregoing;

provided that the limitations set forth in clauses (a) through (q) shall not apply to any action, transaction or event occurring exclusively between the Company and any wholly-owned Company Subsidiary or between any wholly-owned Company Subsidiaries.

   NON SOLICITATION. The Company has agreed to immediately cease all existing discussions or negotiations with any persons (other than Sears) conducted prior to the date of the Merger Agreement with respect to any Acquisition Proposal. Pursuant to the Merger Agreement, the Company also agreed not to, and not permit any Company Subsidiary to, or to authorize or knowingly permit any representative of the Company or any Company Subsidiary, directly or indirectly, to: (i) solicit, initiate or knowingly facilitate or encourage the submission of any tender or exchange offer involving the Company or any proposal for, or indication of interest in, a merger, consolidation, stock exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its significant subsidiaries, any purchase of a material portion (by value) of the assets of the Company and its Subsidiaries taken as a whole or a material portion of the Shares, other than the Transactions (an "Acquisition Proposal"),
(ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action knowingly to facilitate any inquiries or the making of any proposal that constitutes, or could be reasonably expected to lead to, an Acquisition Proposal, (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of the Company's equity securities, or (iv) enter into any agreement (other than a confidentiality agreement on customary terms and conditions) with respect to any Acquisition Proposal or approve or recommend any Acquisition Proposal or any agreement, understanding or arrangement relating to any Acquisition Proposal other than in the manner contemplated by the Merger Agreement; provided that if the Company enters into such a confidentiality agreement with respect to an Acquisition Proposal that contains provisions that are less protective to the Company than the provisions of the confidentiality agreement dated as of February 26, 2002, by and between Sears and the Company (the "Confidentiality Agreement"), the Company agrees to amend the Confidentiality Agreement so as to provide Sears with the benefit of any such less protective provisions.

   Notwithstanding the foregoing, prior to the date Shares are purchased in the Offer and subject to the other provisions described in this Section entitled "--Non Solicitation," (1) in response to a written Acquisition Proposal, the Company may request clarifications from (but not, in reliance on this clause
(1), enter into negotiations with or furnish nonpublic information to) any third party which makes such written Acquisition Proposal if such action is taken solely for the purpose of obtaining information reasonably necessary for the Company to ascertain whether such Acquisition Proposal is a Superior Proposal; (2) the Company may take any action described in part (ii) or (iii) of the foregoing paragraph in respect of any person, but only if such person delivers an Acquisition Proposal that, in the good faith judgment of the Company Board, is a Superior Proposal and in the good faith judgment of the Company Board after consultation with its legal counsel, the failure to respond to such Acquisition Proposal would be inconsistent with its fiduciary duties to the Company's stockholders; and (3) the Company may enter into an agreement (other than a confidentiality agreement, which may be entered into as contemplated by clause (iv) of the foregoing paragraph) regarding an Acquisition Proposal, or approve or recommend any Acquisition Proposal, in each case, at any time after the third business day following Sears' receipt of written notice from the Company (a) advising Sears that the Company Board has received a Superior Proposal which it intends to accept, identifying the person making such Superior Proposal and specifying the financial and other material terms and conditions of such Superior Proposal and (b) inviting Sears to propose adjustments in the terms and conditions of this Agreement with a view to enabling the Company to proceed with the transactions contemplated in the Merger Agreement on such adjusted terms (provided that the Company shall fully cooperate, and cause its legal and financial advisors to cooperate, with Sears in making any such adjustments). The Company may not exercise its right to terminate the Merger Agreement under paragraph (c) clause (iii) described below in the Section entitled "--Termination" and may not enter into a binding agreement with respect to such Superior Proposal, unless prior to or concurrent with such termination, the Company shall have paid to Sears the Termination Fee as described in the Section entitled "--Fees and Expenses."

   The Merger Agreement also provides that nothing contained in the Merger Agreement will prevent the Company Board from complying with Rule 14e-2 under the Exchange Act with respect to any Acquisition Proposal or making any disclosure required by the fiduciary duties of the Company's directors or by applicable law.

   As used in the Merger Agreement, "Superior Proposal" means a bona fide, written Acquisition Proposal not received in violation of the provisions in the Merger Agreement that is fully financed or reasonably capable of being fully financed and is on terms that the Company Board determines in good faith after consultation with its financial advisors would or is reasonably likely to result in a transaction that, if consummated, would be more favorable to the Company's stockholders (taking into account all such factors as the Company Board deems relevant, including, among other things, the identity of the offeror, the likelihood that such transaction will be consummated and all legal, financial, regulatory and other aspects of the proposal) than the Transactions.

   The Merger Agreement also provides that the Company agrees to promptly notify Sears after it or its financial advisors receive any Acquisition Proposal or any inquiries indicating that any person is considering making or wishes to make an Acquisition Proposal and provide Sears with information relating to such Acquisition Proposal or inquiry.

   INSURANCE AND INDEMNIFICATION. The Merger Agreement provides that, from and after the Effective Time, Sears and the Surviving Corporation jointly and severally shall indemnify, to the full extent permitted under the DGCL, the present and former directors and officers of the Company and its Subsidiaries (the "Indemnified Parties") in respect of actions taken prior to and including the Effective Time in connection with their duties as directors or officers of the Company or its Subsidiaries. Without limitation of the foregoing, in the event any Indemnified Party becomes involved in such capacity in any action, proceeding or investigation in connection with any matter, including the Transactions, occurring prior to and including the Effective Time, the Surviving Corporation, to the extent permitted and on such conditions as may be required by the DGCL, will periodically advance expenses to such Indemnified Party for his or her legal and other out-of-pocket expenses (including the cost of any investigation and preparation) incurred in connection therewith.

   For a period of not less than six years after the Effective Time, Sears or the Surviving Corporation will maintain in effect directors' and officers' liability insurance covering the persons who are currently covered by the existing directors' and officers' liability insurance of the Company with respect to actions that shall have taken place prior to or at the Effective Time, on terms and conditions (including coverage amount) no less favorable to such persons than those in effect on the date of the Merger Agreement under the existing directors' and officers' liability insurance of the Company. Sears may provide coverage under its policies with no less favorable coverage than those in effect on the date of the Merger Agreement.

   CONSENTS AND APPROVALS. The Merger Agreement provides that Sears, the Purchaser and the Company will use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Offer, the Merger and the other Transactions, as promptly as practicable, including, without limitation, (i) offering to enter into and entering into any settlement, undertaking, consent decree, stipulation or agreement or agreeing to any order regarding antitrust matters in connection with any objections of any Governmental Entity to the Transactions and (ii) offering to divest to others and/or hold separate, and divesting or otherwise holding separate, or taking any other action with respect to, any portion of its and/or its Subsidiaries' business, assets or properties, other than any such action pursuant to clause(s) (i) and/or (ii) requiring any divestiture, holding separate or sale of any material assets of any party. In addition, Sears and the Company shall (i) take all action reasonably necessary to ensure that neither Section 203 of the DGCL, nor any other state takeover statute or similar statute or regulation (other than the Wisconsin Corporate Take-over
Law) is or becomes applicable to the Offer, the Merger, this Agreement or any of the other Transactions and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Offer, the Merger, this Agreement or any of the other Transactions (including the Wisconsin Corporate Take-over Law), take all action reasonably necessary to ensure that the Offer, the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize or eliminate the effect of such statute or regulation on the Offer, the Merger and the other Transactions.

   The Merger Agreement provides that Sears and the Company shall each (i) file any notification and report forms and related material that it may be required to file in connection with the Transactions with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act as soon as practicable, but in no event later than ten business days after the date of the Merger Agreement, (ii) use its reasonable best efforts to obtain an early termination of the applicable waiting period, (iii) make any further filings pursuant thereto that may be necessary, proper or advisable,
(iv) make any filings or obtain any other consents required by any foreign Governmental Entity and (v) make all filings and obtain any other consents required by the Wisconsin Corporate Takeover Law.

   EMPLOYEE STOCK OPTIONS AND OTHER EMPLOYEE BENEFITS. Upon the consummation of the Offer, all conditions and restrictions with respect to options to purchase Shares under the Company's stock incentive plans, including limitations on exercisability and vesting, shall immediately lapse. Each such option unexercised and outstanding immediately prior to the Effective Time shall at the Effective Time be deemed to constitute an option to acquire the Merger Consideration and shall be cancelled in exchange for a cash payment to the holder of the option in an amount equal to the excess of (x) the Merger Consideration multiplied by the number of Shares purchasable pursuant to such option immediately prior to the Effective Time over (y) the aggregate exercise price for the Shares purchasable pursuant to such option immediately prior to the Effective Time, less any amounts as are required to be deducted and withheld under the Code or any provision of state or local tax law. Each Share granted to any employee or director of the Company or any Company Subsidiary as compensation for services that is subject to restrictions on ownership or transferability shall vest in full and become fully transferable and free of restrictions not later than immediately prior to the Effective Time.

   The Merger Agreement provides that until the first anniversary of the Effective Time, Sears shall provide (or shall cause the Surviving Corporation to provide) employees who were employees of the Company or the Company Subsidiaries immediately prior to the Effective Time ("Company Employees") with salary and benefits under the Company's employee plans that are no less favorable in the aggregate than those provided to such employees immediately prior to the Effective Time, excluding any equity related compensation. Except to the extent necessary to avoid duplication of benefits, Sears shall recognize service with the Company and the Company Subsidiaries and any predecessor entities (and any other service credited by the Company under similar benefit plans) for purposes of vesting, eligibility to participate, severance and vacation accrual under employee benefit plans or arrangements maintained by Sears, the Surviving Corporation or any Subsidiary of Sears, if any, in which Company Employees are eligible to participate following the Effective Time.

   Sears has agreed, from and after the Effective Time, to waive any pre-existing condition limitations and credit any deductibles and out-of-pocket expenses that are applicable and/or covered under the employee plans of the Company, and are incurred by the employees and their beneficiaries during the portion of the calendar year prior to participation in any employee benefit plans or arrangements maintained by Sears or any of its Subsidiaries.

   From and after the Effective Time, Sears has agreed to honor and perform, and to cause the Surviving Corporation to honor and perform, in accordance with their respective terms, the severance, change in control and termination programs, policies, agreements (including any change in control, termination, severance agreements or employment agreements containing such type of provisions) and plans of the Company or any of its subsidiaries. However, Sears or the Surviving Corporation has the right to amend or terminate any such programs, policies, agreements and plans in accordance with the terms thereof and of the Merger Agreement.

   The employee benefits section of the Merger Agreement does not create in any Company employee any rights of employment or continued employment.

   CONDITIONS TO THE MERGER. The Merger Agreement provides that the respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

      (a) The approval of the Merger by two-thirds of the holders of the issued and outstanding Shares.

      (b) The absence of any statute, rule or regulation or judgment, decree, order or injunction precluding the Merger.

      (c) Sears, the Purchaser or their affiliates shall have purchased the Shares pursuant to the Offer; provided, however, that neither Sears nor the Purchaser may invoke this condition if either of them shall have failed to purchase Shares pursuant to the Offer in breach of the Merger Agreement.

   TERMINATION. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after stockholder approval thereof:

      (a) by mutual written consent of Sears and the Purchaser, on the one hand, and the Company on the other;

      (b) by either Sears or the Company (i) if (A) the Offer terminates or expires in accordance with its terms without any Shares being purchased therein or (B) the Purchaser has not accepted any Shares for payment in the Offer by September 30, 2002, (ii) if there is any law or regulation that makes the consummation of the Offer or Merger illegal or otherwise prohibited or if any Governmental Entity has issued an order, decree, ruling or injunction or taken any other action, which permanently restrains, enjoins or otherwise prohibits any of the transactions contemplated by the Merger Agreement; provided, however, that the right to terminate the Merger Agreement pursuant to clause (i) or (ii) above will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in the right to terminate;

      (c) by the Company, at any time prior to the purchase of Shares pursuant to the Offer, if (i) Sears or the Purchaser (A) fails to commence the Offer within seven business days of the date of the Merger Agreement or (B) makes any changes to the terms or conditions of the Offer in contravention of the Merger Agreement, (ii) Sears or the Purchaser shall have breached in any material respect any of the representations, warranties, covenants or agreements contained in the Merger Agreement and such breach cannot be or has not been cured, in all material respects, within 30 days after the giving of written notice to Sears or the Purchaser or (iii) the Company enters into a definitive agreement with respect to an Acquisition Proposal, or approves or recommends any Acquisition Proposal, and in either case pays the Termination Fee; or

      (d) by Sears or the Purchaser, at any time prior to the purchase of Shares pursuant to the Offer, if: (i) (A) the Company shall have breached any representation or warranty contained in the Merger Agreement which would give rise to a failure of the condition set forth in paragraph (c) described below in Section 15-- "Certain Conditions of the Offer" or (B) the Company shall have materially breached or materially failed to perform any covenant or other agreement contained in the Merger Agreement; and provided such breach set forth in (A) and (B) cannot or has not been cured, in all material respects, within the earlier of the 30th day after the giving of notice to the Company or the second business day prior to the date on which the Offer expires, (ii) the Company Board withdraws or adversely modifies its recommendation to the stockholders of the Company to tender their Shares in the Offer or fails to affirm its recommendation under certain circumstances in respect of the transactions contemplated by the Merger Agreement within three business days of a request to do so by Sears or the Purchaser, (iii) the Company enters into a definitive agreement with respect to an Acquisition Proposal, or approves or recommends any Acquisition Proposal or (iv) any person or group (as defined in Section 13(d)(3) of the Exchange Act), other than Sears or the Purchaser, or any of their respective subsidiaries or affiliates, shall have become the beneficial owner of more than 35% of the outstanding Shares (the "Triggering Person") on a fully diluted basis; provided that this clause (iv) shall not apply to any person or group that owns more than such percentage on the date of the Merger Agreement.

   FEES AND EXPENSES. Under the Merger Agreement, the Company has agreed to pay to Sears a Termination Fee equal to $77.5 million, plus certain documented out-of-pocket expenses not to exceed $4 million, if the Merger Agreement is terminated:

    . by the Company pursuant to paragraph (c), clause (iii) above under the Section entitled "--Termination";

    .  by Sears or the Purchaser pursuant to paragraph (d), clauses (ii) or
       (iii) above under the Section entitled "--Termination";

    . by either Sears, the Purchaser or the Company pursuant to paragraph (b) clause (i) above under the Section entitled "--Termination", but only if
       (A) the Minimum Condition was not satisfied or, with the consent of the Company, waived and all other conditions to the Offer were satisfied or, with the consent of the Company, waived at the Expiration Date of the Offer, (B) after the date of the Merger Agreement and prior to such termination, an Acquisition Proposal had been publicly announced and not withdrawn or abandoned at the time of termination and (C) within 12 months after such termination, the Company enters into a definitive agreement with respect to any Acquisition Proposal or consummates any Acquisition Proposal;

    . by either Sears or the Purchaser pursuant to paragraph (d) clause (i)(B) above under the Section entitled "--Termination", but only if (A) after the date of the Merger Agreement and prior to such termination, an Acquisition Proposal had been publicly announced and not withdrawn or abandoned at the time of termination and (B) within 12 months after such termination, the Company enters into a definitive agreement with respect to such Acquisition Proposal (or announces its intention to do so); or

    . by either Sears or the Purchaser pursuant to paragraph (d) clause (iv) above under the Section entitled "--Termination", but only if within 12 months after such termination the Company enters into a definitive agreement with respect to an Acquisition Proposal with the Triggering Person.

   Notwithstanding the foregoing, no Termination Fee shall be payable if both
(A) the Purchaser or Sears is in willful and material breach (which for purposes of this clause means a willful breach that has a material adverse effect on consummating the transactions contemplated thereby) of its representations, warranties or obligations under the Merger Agreement at the time of termination and (B) the Company has given written notice to Sears or the Purchaser of such breach prior to the time of such termination and a reasonable opportunity to cure such breach.

THE TENDER AGREEMENTS

   The following is a summary of the material provisions of the Tender Agreements, copies of which are filed as exhibits to the Schedule TO. The summary is qualified in its entirety by reference to the Tender Agreements, which are incorporated by reference herein. Capitalized terms used in this Section and not otherwise defined have the meanings assigned to them in the Tender Agreements.

   In connection with the execution of the Merger Agreement, Sears and the Purchaser entered into the Tender Agreements, with certain stockholders of the Company, including Mr. Gary C. Comer, founder and Chairman of the Company, and the Richard C. Anderson Trust, which is associated with Mr. Richard C. Anderson, Vice Chairman of the Company, who own an aggregate of approximately 55% of the Shares issued and outstanding.

   Pursuant to the Tender Agreements, each Tendering Stockholder has agreed to tender all of their Shares into the Offer no later than the fifth business day following commencement of the Offer, or if such Tendering Stockholder has not received the offering materials by such time, within two business days following receipt of such materials. Each Tendering Stockholder has also agreed to vote their Shares (i) in favor of the Merger and the Merger Agreement, (ii) against any action that would result in a breach of any representation, warranty or covenant in the Merger Agreement and (iii) against any action or agreement which would impede, delay, interfere with or prevent the Merger.

   Pursuant to the Tender Agreements, the Tendering Stockholders irrevocably granted to, and appointed Sears and any nominee thereof, their proxy and attorney-in-fact (with full power of substitution) during the term of the applicable Tender Agreement, for and in the name, place and stead of such Tendering Stockholders, to vote their Shares, or grant a consent or approval with respect to such Shares, in connection with any meeting of the stockholders of the Company called for such purpose, (i) in favor of the Merger and Merger Agreement, (ii) against any action or agreement that would result in a breach of any representation, warranty or covenant of the Company in the Merger Agreement, and (iii) against any action or agreement that which would impede, delay, interfere with or prevent the Merger, including any other extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company and a third party or any other proposal of a third party to acquire the Company.

   In addition, each Tendering Stockholder has granted to Sears an irrevocable option (the "Stockholder Option") to purchase such Tendering Stockholder's Shares for $62.00 per Share. The Stockholder Option is exercisable in the event that any Third Party shall have:

      i. commenced or publicly announced an intention to commence a bona fide tender offer or exchange offer for any Shares, the consummation of which would result in beneficial ownership by such Third Party (together with such Third Party's affiliates and associates) of 15% or more of the then outstanding voting equity of the Company (either on a primary or a fully diluted basis);

      ii. acquired or entered into an agreement to acquire beneficial ownership of Shares which, when aggregated with any Shares already owned by such Third Party would result in the aggregate beneficial ownership of more than 15% by such Third Party; provided, that this clause (ii) shall not apply to any beneficial owner of more than 15% of the outstanding voting equity of the Company (either on a primary or fully diluted basis) as of the date of the Tender Agreements and that does not, after such date, increase such ownership percentage by more than 3%; or

      iii. filed a Notification and Report Form under the HSR Act, reflecting an intent to acquire the Company or any assets or securities of the Company.

   Provided, however, that the Stockholder Option shall not be exercisable if any of the events described above were pursuant to or as a result of the compliance with the non solicitation provisions of the Merger Agreement as described above in the Section entitled "--Non Solicitation."

   Pursuant to the Tender Agreements, each Tendering Stockholder also has agreed not to, and to use reasonable best efforts to ensure that such Tendering Stockholder's investment bankers, attorneys, accountants, agents and other advisors or representatives (the "Stockholder Representatives") do not, directly or indirectly engage in the activities described in parts (i) and (ii) in the Section above entitled "--Non Solicitation."

   The Tender Agreements require that each Tendering Stockholder cease and cause to be terminated all existing discussions and negotiations conducted by such Tendering Stockholder or at such Tendering Stockholders behest with respect to any Acquisition Proposal (other than with Sears).

   The Tender Agreements terminate upon the earlier of (i) any termination of the Merger Agreement and (ii) the acceptance for payment of the Shares in the Offer; provided that if Sears gives notice of its intention to exercise the Stockholder Option the provisions governing the Stockholder Option shall survive termination.

   12. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY.

   PURPOSE OF THE OFFER. The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is successful, the Purchaser intends to consummate the Merger as promptly as practicable.

   The Company Board has approved the Merger and the Merger Agreement. Depending upon the number of Shares purchased by the Purchaser pursuant to the Offer, the Company Board may be required to submit the Merger Agreement to the Company's stockholders for their approval. The Company has agreed to obtain stockholder approval of the Merger Agreement and the Merger, if required, by written consent as promptly as practicable and to promptly prepare and file with the SEC an information statement relating to the Merger and the Merger Agreement and cause the information statement to be mailed to its stockholders; provided, that the Company may elect to obtain such stockholder approval by causing a meeting of the stockholders to be held in accordance with the DGCL. If stockholder approval is required, the Merger Agreement must be approved by two-thirds of all votes entitled to be cast at such meeting.

   If the Minimum Condition is satisfied, the Purchaser will have sufficient voting power to approve the Merger Agreement by written consent or at a duly convened stockholders' meeting without the affirmative vote of any other stockholder. The Purchaser has agreed to vote for or enter into a written consent with respect to all Shares acquired by the Purchaser in the Offer to cause the approval of the Merger. If the Purchaser acquires at least 90% of the then issued and outstanding Shares pursuant to the Offer, the Merger will be consummated without a stockholder meeting and without the approval of the Company's stockholders. The Merger Agreement provides that the Purchaser will be merged with and into the Company and that the certificate of incorporation and by-laws of the Purchaser will be the certificate of incorporation and by-laws of the Surviving Corporation following the Merger; provided that the name of the Surviving Corporation will be "Lands' End, Inc."

   APPRAISAL RIGHTS. Under the DGCL, holders of Shares do not have dissenters' rights as a result of the Offer. In connection with the Merger, however, stockholders of the Company will have the right to dissent and demand appraisal of their Shares under the DGCL. Dissenting stockholders who comply with the applicable statutory procedures under the DGCL will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the price per Share paid in the Merger and the market value of the Shares. In WEINBERGER V. UOP, INC., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the consideration per Share to be paid in the Merger. The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise appraisal rights available under the DGCL. The preservation and exercise of appraisal rights require strict adherence to the applicable provisions of the DGCL.

   GOING PRIVATE TRANSACTIONS. The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which the Purchaser seeks to acquire the remaining Shares not held by it. The Purchaser believes that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one (1) year following the consummation of the Offer and, in the Merger, stockholders will receive the same price per Share as paid in the Offer. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders be filed with the SEC and disclosed to stockholders prior to consummation of the transaction.

   PLANS FOR THE COMPANY. Pursuant to the terms of the Merger Agreement, promptly upon the purchase of and payment for any Shares by the Purchaser pursuant to the Offer, Sears currently intends to seek maximum representation on the Company Board, subject to the requirement in the Merger Agreement regarding the presence of at least three Independent Directors on the Company Board until the Effective Time. The Purchaser currently intends, as soon as practicable after consummation of the Offer, to consummate the Merger.

   Except as otherwise provided herein, it is expected that, initially following the Merger, the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued substantially as they are currently being conducted. Sears will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as it deems appropriate under the circumstances then existing. Thereafter, Sears intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing development of the Company's potential in conjunction with Sears' existing business.

   Except as set forth in this Offer to Purchase, the Purchaser and Sears have no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving the Company or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (ii) any sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any change in the Company Board or management of the Company, (iv) any material change in the Company's capitalization or dividend policy, (v) any other material change in the Company's corporate structure or business, (vi) a class of securities of the Company being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association or (vii) a class of equity securities of the Company being eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.

   13. CERTAIN EFFECTS OF THE OFFER.

   MARKET FOR THE SHARES. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than the Purchaser. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

   STOCK QUOTATION. The Shares are listed on the NYSE. According to the published guidelines of the NYSE, the Shares might no longer be eligible for listing on the NYSE if, among other things, the number of publicly held Shares falls below 600,000 or the number of record holders falls below 400 (or below 1,200 if the average monthly trading volume is below 100,000 for the last twelve months). Shares held by officers or directors of the Company or their immediate families, or by any beneficial owner of 10% or more of the Shares, ordinarily will not be considered to be publicly held for this purpose.

   If the Shares cease to be listed on the NYSE, the market for the Shares could be adversely affected. It is possible that the Shares would be traded on other securities exchanges (with trades published by such exchanges), the Nasdaq SmallCap Market, the OTC Bulletin Board or in a local or regional over-the-counter market. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares and the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

   MARGIN REGULATIONS. The Shares are currently "margin securities" under the Regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

   EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for listing on the NYSE. Sears and the Purchaser currently intend to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

   14. DIVIDENDS AND DISTRIBUTIONS.

   As discussed in Section 11--"The Transaction Documents," the Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, without the prior written approval of Sears, the Company will not, and will not allow its subsidiaries to, declare, set aside for payment or pay any dividend or make any other actual, constructive or deemed distribution (whether in cash, stock or property or any combination thereof) in respect of any of its Shares or any other capital stock.

   15. CERTAIN CONDITIONS OF THE OFFER.

   For purposes of this Section 15, capitalized terms used but not defined herein will have the meanings set forth in the Merger Agreement. Notwithstanding any other provision of the Offer, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer and may postpone the acceptance for payment of and payment for Shares tendered (in each case, in accordance with the Merger Agreement), if (I) the Minimum Condition shall not have been satisfied or, with the consent of the Company, waived after the Offer has remained open for at least 20 business days, (II) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer, or (III) at any time prior to the acceptance for payment of Shares, any of the following events shall have occurred and be continuing:

      (a) there shall have been enacted, entered, enforced or promulgated by any Governmental Entity any statute, rule, regulation, legislation, judgment, order or injunction, other than the routine application of the waiting period provisions of the HSR Act, which, directly or indirectly, (i) prohibits or makes illegal or otherwise directly or indirectly restrain or prohibit the Offer, the acceptance for payment of, or payment for, any Shares by Sears or the Purchaser; (ii) prohibits or materially limits the ownership or operation by the Company, Sears or any of their Subsidiaries of all or any material portion of the business or assets of the Company or any of its Subsidiaries or compels the Company, Sears or any of their Subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company, Sears or any of their Subsidiaries; or (iii) imposes material limitations on the rights of ownership of Sears, the Purchaser or any other affiliate of Sears with respect to the Shares; provided that the Purchaser shall have used its reasonable best efforts to resist, resolve, defend against or lift, as applicable, such statute, rule, regulation, legislation, judgment, order or injunction;

      (b) there shall have occurred and continue to exist (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange or in the Nasdaq National Market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or (iii) any limitation (whether or not mandatory) by any U.S. Governmental Entity that materially and adversely affects the extension of credit by banks or other lending institutions in the United States;

      (c) the representations and warranties of the Company contained in the Merger Agreement (which for these purposes shall exclude all qualifications or exceptions relating to "materiality" and/or Company Material Adverse Effect) shall not be true and correct, either (i) as of the date referred to in any representation or warranty which addresses matters as of a particular date or (ii) as to all other representations and warranties, as of the date of determination, in either case (other than with respect to the Company's capitalization, which shall be true and correct in all material respects), except where the failure to be so true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect; provided that such breach or failure cannot be or has not been cured in all material respects prior to the earlier of the 30th day after the giving of written notice thereof to the Company and the then current Expiration Date;

      (d) the Company shall have failed to perform in any material respect any obligation under the Merger Agreement or to comply in any material respect with any of its covenants or other obligations under the Merger Agreement;

      (e) the Company Board (or a special committee thereof) (i) shall have withdrawn, modified or changed in a manner adverse to Sears and the Purchaser (including by amendment of the Schedule 14D-9) its recommendation of the Offer, the Merger Agreement or the Merger, (ii) shall have recommended or announced a neutral position with respect to an Acquisition Proposal, (iii) shall have adopted any resolution to effect the foregoing, or (iv) fails to reconfirm the Company Tender Recommendation within three
   (3) business days after receipt of a request by Sears or the Purchaser, provided that any such request may be made only one time within three business days after notice of any of the following events (as any of the following events may occur from time to time): (i) receipt by the Company of an Acquisition Proposal, (ii) any material change to an existing Acquisition Proposal, (iii) a public announcement of any transaction to acquire a material portion of the Shares by a Person other than the Purchaser, Sears or any of their Subsidiaries or affiliates other than an existing Acquisition Proposal, (iv) any extension of the Offer, and (v) any other material event or circumstance reasonably related to the Offer;

      (f) any applicable waiting period under the HSR Act relating to the Offer and the Merger shall not have expired or been terminated and all material consents, approvals and authorizations required to be obtained prior to the consummation of the Offer and the Merger by the parties hereto from governmental and regulatory authorities to consummate the Offer and the Merger, shall not have been made or obtained, as the case may be;

      (g) this Agreement shall have been terminated in accordance with its terms;

which, in the sole good faith judgment of the Purchaser in any such case, makes it inadvisable to proceed with the Offer and/or such acceptance for payment of or payment for the Shares.

   The foregoing conditions are for the sole benefit of the Purchaser and Sears and may be asserted by the Purchaser or Sears regardless of the circumstances giving rise to any such condition or may be waived by Sears or the Purchaser in whole or in part at any time and from time to time in the sole discretion of Sears or the Purchaser, except that the conditions in clause (I) and paragraph
(f) above may not be waived by Sears or the Purchaser without the prior written consent of the Company. The failure by Sears or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

   16. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

   GENERAL. The Purchaser is not aware of any pending legal proceeding relating to the Offer. Except as described in this Section 16, based on its examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, the Purchaser is not aware of any governmental license or regulatory permit that appears to be material to the Company's business that might be adversely affected by the Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Purchaser or Sears as contemplated herein. Should any such approval or other action be required, the Purchaser currently contemplates that, except as described below under "State Takeover Statutes," such approval or other action will be sought. While the Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company's business, or certain parts of the Company's business might not have to be disposed of, any of which could cause the Purchaser to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions as contemplated by the Merger. See Section 15--"Certain Conditions of the Offer."

   STATE TAKEOVER STATUTES. A number of states have adopted laws that purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or that have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws.

   In EDGAR V. MITE CORP., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS CORP. V. DYNAMICS CORP. OF AMERICA, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated in, and has a substantial number of stockholders in, the state. Subsequently, in TLX ACQUISITION CORP. V. TELEX CORP., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in TYSON FOODS, INC. V. MCREYNOLDS, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

   The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL ("Section 203") prevents an "interested stockholder" (including a person who has the right to acquire 15% or more of the corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder. The Company Board approved for purposes of
Section 203 the entering into by the Purchaser, Sears and the Company of the Merger Agreement and the consummation of the transactions contemplated thereby and has taken all appropriate action so that Section 203, with respect to the Company, will not be applicable to Sears and the Purchaser by virtue of such actions. In addition, the Company Board approved for purposes of Section 203 the entering into of the Tender Agreements by the Purchaser, Sears and the Stockholders and the transactions contemplated thereby and has taken all appropriate action so that Section 203 with respect to the Company, will not be applicable to Sears and the Purchaser by virtue of such action.

   The Purchaser is not aware of any state takeover laws or regulations, other than the Wisconsin Corporate Take-over Law, which are applicable to the Offer or the Merger and has not attempted to comply with any state takeover laws or regulations, other than the Wisconsin Corporate Take-over Law. Under the Wisconsin Corporate Take-over Law, the Purchaser will be required to file no later than ten days after acquiring beneficial ownership of more than five percent of the outstanding Shares a prescribed notification, which may be satisfied by the filing of a Schedule 13D under the Exchange Act with the Administrator of the Wisconsin Division of

Securities. The Purchaser will also be required to file the Offer with that Administrator, but the Offer is exempt from the registration provisions of the Wisconsin Corporate Take-over Law. If any government official or third party should seek to apply any state takeover law to the Offer or the Merger or other business combination between the Purchaser or any of its affiliates and the Company, the Purchaser will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, the Purchaser may not be obligated to accept for payment or pay for any tendered Shares. See
Section 15--"Certain Conditions of the Offer."

   UNITED STATES ANTITRUST COMPLIANCE. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is subject to such requirements.

   Pursuant to the requirements of the HSR Act, Sears, on behalf of itself and the Purchaser, expects to file a Notification and Report Form with respect to the Offer and Merger with the Antitrust Division and the FTC on or about May 22, 2002. As a result, the waiting period applicable to the purchase of Shares pursuant to the Offer is scheduled to expire at 11:59 p.m., New York City time, fifteen (15) days after such filing. However, prior to such time, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from the Purchaser. If such a request is made, the waiting period will be extended until 11:59 p.m., New York City time, on the tenth day after substantial compliance by the Purchaser with such request. Thereafter, such waiting period can be extended only by court order.

   The Antitrust Division and the FTC scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by the Purchaser pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws of the United States as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of substantial assets of Sears or the Company. Private parties (including individual States) may also bring legal actions under the antitrust laws of the United States. The Purchaser does not believe that the consummation of the Offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See Section 15--"Certain Conditions of the Offer," including conditions with respect to litigation and certain governmental actions.

   GERMAN ANTITRUST COMPLIANCE. Under German laws and regulations regarding restraints of competition, certain acquisition transactions may not be consummated in Germany unless certain information has been furnished to the German Federal Cartel Office (the "FCO") and certain waiting period requirements have been satisfied without issuance by the FCO of a prohibition decision. The purchase of the Shares by the Purchaser pursuant to the Offer and the consummation of the Merger is subject to such requirements with regard to the German subsidiaries of the Company and Sears. Sears, on behalf of itself and the Purchaser, plans to file such information on or around May 21, 2002. Sears will request the issuance of a clearance decision although there can be no assurance of the outcome of such request. Sears and the Purchaser do not believe that the consummation of the Offer will become the subject of a prohibition decision by the FCO under any applicable law or regulation in Germany regarding restraints of competition. There can be no assurance, however, that a challenge to the Offer on such grounds will not be made or, if such challenge is made, of the result thereof.

   OTHER APPLICABLE FOREIGN ANTITRUST LAWS. Other than the filings with the Antitrust Division, the FTC and the FCO, as described above, and, except as identified in the Merger Agreement, Sears does not believe that any additional material pre-merger antitrust filings are required with respect to the Offer or the Merger. To the extent that any additional antitrust filings are required pursuant to other applicable foreign antitrust laws, Sears, the Purchaser, Sears' other subsidiaries and the Company, as appropriate, will make such filings.

   17. FEES AND EXPENSES.

   Morgan Stanley has acted as financial advisor to Sears in connection with the proposed acquisition of the Company and is acting as the Dealer Manager in connection with the Offer. Sears has agreed to pay Morgan Stanley customary compensation for its services as financial advisor and will reimburse Morgan Stanley for certain reasonable expenses. Sears and the Purchaser have agreed to indemnify Morgan Stanley against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws. At any time Morgan Stanley and its affiliates may actively trade in the Shares for its own account or for the accounts of customers, and, accordingly, may at any time hold a long or short position in the Shares.

   Sears and the Purchaser have retained D.F. King & Co., Inc. to be the Information Agent and Mellon Investor Services LLC to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

   The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

   Neither Sears nor the Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Dealer Manager, the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

   18. MISCELLANEOUS.

   The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

   NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF SEARS OR THE PURCHASER NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

   The Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the Company Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC (but not the regional offices of the SEC) in the manner set forth under Section 7--"Certain Information Concerning the Company" above.

Inlet Acquisition Corp.
May 17, 2002

                                  SCHEDULE I

          DIRECTORS AND EXECUTIVE OFFICERS OF SEARS AND THE PURCHASER

   1. DIRECTORS AND EXECUTIVE OFFICERS OF SEARS. The following table sets forth the name, present principal occupation or employment and past material occupations, positions, offices or employment for each director and executive officer of Sears for at least the past five (5) years. The current business address of each person is 3333 Beverly Road, Hoffman Estates, Illinois 60179 and the current phone number is (847) 286-2500. Each person is a citizen of the United States of America.

       NAME                             POSITIONS
       ----                             ---------
Alan J. Lacy...... Chairman of the Board of Directors, President and
                   Chief Executive Officer
Kathryn Bufano.... Executive Vice President/General Manager,
                   Softlines--Sears Retail
Mary E. Conway.... Executive Vice President/General Manager, Full-line
                   Store Operations--Sears Retail
E. Ronald Culp.... Senior Vice President, Public Relations,
                   Communications and Government Affairs
Lyle G. Heidemann. Executive Vice President/General Manager,
                   Hardlines--Sears Retail
Kevin T. Keleghan. President, Credit and Financial Products
Anastasia D. Kelly Senior Vice President and General Counsel
Greg A. Lee....... Senior Vice President, Human Resources
Paul J. Liska..... Executive Vice President and Chief Financial
                   Officer
William G. Pagonis Senior Vice President, Supply Chain Management
Glenn R. Richter.. Senior Vice President, Finance
David W. Selby.... Senior Vice President, Marketing
Michael J. Tower.. Senior Vice President, Strategy
Hall Adams, Jr.... Director
Brenda C. Barnes.. Director
James R. Cantalupo Director
Donald J. Carty... Director
James W. Farrell.. Director
Michael A. Miles.. Director
Hugh B. Price..... Director
Dorothy A. Terrell Director
Raul H. Yzaguirre. Director

   MR. LACY has served as Chairman of Board of Sears since December 2000 and President and Chief Executive Officer since October 2000. Mr. Lacy was President of Services from 1999 to October 2000, President of Sears Credit from 1997 to 1999 (additionally Chief Financial Officer from 1998 to 1999) and Executive Vice President and Chief Financial Officer from 1995 to 1997.

   MS. BUFANO joined Sears as Executive Vice President, Softlines in January 2002. Prior to joining Sears, she was President and Chief Merchandising Officer at the Dress Barn, a women's apparel retailer, since 2001. Prior to joining the Dress Barn, she was Executive Vice President, Women's Apparel at Macy's East, a department store chain, since 1996.

   MS. CONWAY has served as Executive Vice President/General Manger, Full-line Store Operations--Sears Retail since July 1999. Prior to her current position she was President of Full-line Stores and Senior Vice

President of Northeast Region from 1998-1999. From 1993 to 1998 she was the Region General Manager. Ms. Conway holds degrees from Beaver College and St. Joseph University.

   MR. CULP has served as Senior Vice President, Public Relations, Communications and Government Affairs of Sears since August 1999. Since joining Sears in 1993, Mr. Culp has served as Divisional Vice President, Public Affairs, from 1993 to 1995, and Vice President, Public Relations, from 1995 to 1999. Prior to joining Sears, he served as Executive Director, Corporate Relations for Sara Lee Corporation from 1985 to 1993.

   MR. HEIDEMANN has served as Executive Vice President/General Manager, Hardlines--Sears Retail since September 1999. Previously, Mr. Heidemann held numerous management positions, including Senior Vice President, Appliances and Electronics, from 1998 to 1999, since joining Sears in 1967 after graduating from Northern Illinois.

   MR. KELEGHAN has served as President, Credit and Financial Products of Sears since November 1999. Previously, Mr. Keleghan served as Vice President, Credit Risk Management from 1996 to 1999. Prior to joining Sears, Mr. Keleghan served as Senior Vice President, Risk Management at GE Capital and at AT&T Universal Card Services.

   MS. KELLY joined Sears as its General Counsel in March 1999. Prior to joining Sears, she had been Senior Vice President of Fannie Mae, a financial services company, since 1995 and had been Fannie Mae's General Counsel and Secretary since 1996.

   MR. LEE joined Sears as Senior Vice President, Human Resources in January 2001. Prior to joining Sears, he had been Senior Vice President, Human Resources of Whirlpool Corporation, a manufacturer of major home appliances, since June 1998. Prior to joining Whirlpool, Mr. Lee served in the same capacity for The St. Paul Companies, a property and casualty insurance company.

   MR. LISKA joined Sears as Executive Vice President and Chief Financial Officer in June 2001. Prior to joining Sears, Mr. Liska was Executive Vice President and Chief Financial Officer of The St. Paul Companies since 1997, and President and Chief Executive Officer of Specialty Foods Corporation, a manufacturer of food products, from 1994 until 1997.

   MR. PAGONIS has served as Senior Vice President, Supply Chain Management since July 2001. Mr. Pagonis has served as Sears' Senior Logistics Officer since 1995. Mr. Pagonis is a retired Lieutenant General of the U.S. Army. He obtained an M.B.A. in 1970 and a B.S. in 1964 from the Pennsylvania State University.

   MR. RICHTER joined Sears as Vice President and Controller in 2000. Mr. Richter became Senior Vice President, Finance in July 2001. Prior to joining Sears, Mr. Richter was Senior Vice President and Chief Financial Officer of Dade Behring International, a manufacturer of medical testing systems, since 1999 and Senior Vice President and Corporate Controller since 1997.

   MR. SELBY joined Sears as Vice President of Marketing Services in 1997 and was promoted to Senior Vice President of Retail Marketing prior to being named Senior Vice President, Marketing 2001. Prior to joining Sears, Mr. Selby held a number of senior positions with The Leo Burnett Company, an advertising agency. He completed his 18 years at Leo Burnett as Senior Vice President.

   MR. TOWER joined Sears as Vice President, Corporate Strategy and Business Development in 1997. Mr. Tower became Senior Vice President, Strategy in February 2001. Prior to joining Sears, Mr. Tower held a number of senior positions with A.T. Kearney, a consulting firm. He completed his ten years at A.T. Kearney as a Partner and Vice President.

   MR. ADAMS was Chairman of the Board and Chief Executive Officer of Leo Burnett Company, Inc. (advertising) from 1987 until his retirement in 1992. Mr. Adams is a director of Moody's Corporation (formerly Dun & Bradstreet) and McDonald's Corporation.

   MS. BARNES is an Adjunct Professor, Northwestern University, Kellogg Graduate School of Management, 2002; Guest Lecturer, North Central College, 2002; Interim President, Starwood Hotels and Resorts (hotels and leisure) from November 1999 until March 2000. Ms. Barnes served as President and Chief Executive Officer of PepsiCola North America (beverages) from 1996 until her retirement in 1998. She served as Chief Operating Officer of PepsiCola North America from 1994 to 1996. She is a director of Avon Products, Inc., Lucas Digital Ltd. and Lucas Arts Entertainment Company LLC, The New York Times Company, PepsiAmericas and Staples, Inc.

   MR. CANTALUPO has served as Vice Chairman and President, Emeritus of McDonald's Corporation (restaurant chain) since January 1, 2002, Vice Chairman and President from 1999 to 2002, Vice Chairman of McDonald's Corporation and Chairman and Chief Executive Officer, McDonald's International, from 1998 to 1999 and as President and Chief Executive Officer, McDonald's International, from 1991 to 1998. He is a director of McDonald's Corporation, Illinois Tool Works Inc., International Flavors & Fragrances Inc., Rohm & Haas Co., the Chicago Council of Foreign Relations, the Mid-America Committee and World Business Chicago.

   MR. CARTY has served as Chairman of the Board, President and Chief Executive Officer of AMR Corporation and American Airlines, Inc. (air transportation) since 1998. Mr. Carty served as President of AMR Airline Group and American Airlines from 1995 until 1998. He is a director of Dell Computer Corporation.

   MR. FARRELL has served as Chairman of the Board and Chief Executive Officer of Illinois Tool Works Inc. (manufacturing and marketing of engineered components) since 1996. Mr. Farrell is a director of Illinois Tool Works Inc., Kraft Foods, Inc., The Allstate Corporation, The Federal Reserve Bank of Chicago and UAL Corp.

   MR. MILES was Chairman of the Board and Chief Executive Officer of Philip Morris Companies Inc. (consumer products) from 1991 until his retirement in 1994. Mr. Miles is a Special Limited Partner of Forstmann Little & Co. (investment firm) and a member of its Advisory Board. He is a director of The Allstate Corporation, AMR Corp., AOL Time Warner Inc., Community Health Systems, Inc., Dell Computer Corp., Exult, Inc. and Morgan Stanley Dean Witter & Co.

   MR. PRICE has been President and Chief Executive Officer of the National Urban League (social services) since 1994. Mr. Price is a director of Mayo Clinic Foundation, Metropolitan Life Insurance Company and Verizon Communications Inc.

   MS. TERRELL has served as Senior Vice President, Worldwide Sales, of NMS Communications (formerly Natural MicroSystems Corporation) (telecommunications) since 1998 and President, Platforms and Services Group since 2002, President, Services Group from 1998 to 2002. Ms. Terrell served as President of SunExpress, Inc., an operating company of Sun Microsystems, Inc. (supplier of open network computing products and services), and as a Corporate Executive Officer of Sun Microsystems, Inc. from 1991 to 1997. She is a director of General Mills, Inc. and Herman Miller, Inc.

   MR. YZAGUIRRE has served as President and Chief Executive Officer, National Council of LaRaza (social services) since 1974. He is a director of the Council of Better Business Bureaus and AARP Services, Inc.

   2. DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER. The following table sets forth the name, present principal occupation or employment and past material occupations, positions, offices or employment for each director and executive officer of the Purchaser for the past five (5) years. The current business address of each person is 3333 Beverly Road, Hoffman Estates, Illinois 60179 and the current phone number is (847) 286-2500. Each person is a citizen of the United States of America.

      NAME                POSITIONS
      ----                ---------
Glenn R. Richter President and Director
W. Anthony Will. Vice President and Treasurer
Matthew T. Myren Secretary

   MR. RICHTER joined Sears as Vice President and Controller in 2000. Mr. Richter became Senior Vice President, Finance in July 2001. Prior to joining Sears, Mr. Richter was Senior Vice President and Chief Financial Officer of Dade Behring International, a manufacturer of medical testing systems, since 1999 and Senior Vice President and Corporate Controller since 1997. Mr. Richter has served as director and as President of Inlet Acquisition Corp. since its formation in May 2002.

   MR. WILL has served as Vice President, Business Development of Sears since February 2002. Prior to joining Sears, Mr. Will was a consultant in the Chicago office of Egon Zehnder International, a management consulting and executive recruiting firm, from January 2001 to February 2002. Prior to that, Mr. Will was Vice President, Strategy and Corporate Development, at Fort James Corporation, a $7.5 billion paper and consumer goods company, from October 1998 until January 2001. Prior to Fort James, Mr. Will served as Manager in the Chicago office of The Boston Consulting Group, an international strategy consulting firm, from August 1993 until October 1998. Mr. Will has served as the Vice President and Treasurer of Inlet Acquisition Corp. since its formation in May 2002.

   MR. MYREN has served as Assistant General Counsel, Corporate and Strategic Transactions, of Sears since November 1999. Prior to that, Mr. Myren served as Senior Counsel at Sears. Prior to joining Sears, Mr. Myren was an associate at the law firm of Skadden, Arps, Slate, Meagher and Flom. Mr. Myren has served as Secretary of Inlet Acquisition Corp. since its formation in May 2002.

Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                       THE DEPOSITARY FOR THE OFFER IS:

                         MELLON INVESTOR SERVICES LLC

          BY MAIL             BY HAND OR OVERNIGHT DELIVERY       BY FACSIMILE TRANSMISSION
                                                              (FOR ELIGIBLE INSTITUTIONS ONLY):

Mellon Investor Services LLC   Mellon Investor Services LLC     Mellon Investor Services LLC
 Reorganization Department      Reorganization Department         Reorganization Department
    Post Office Box 3301            85 Challenger Road            120 Broadway, 13th Floor
 South Hackensack, NJ 06606          Mail Stop--Reorg                New York, NY 10271
                                Ridgefield Park, NJ 07660

                                BY FACSIMILE TRANSMISSION:
                             (FOR ELIGIBLE INSTITUTIONS ONLY)
                                      (201) 296-4293

                             CONFIRM FACSIMILE BY TELEPHONE:
                                      (201) 296-4860

Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                             D.F. KING & CO., INC.

                                77 Water Street
                           New York, New York 10005

                Banks and Brokers call collect: (212) 269-5550
                   All Others call toll-free: (800) 290-6429

                     THE DEALER MANAGER FOR THE OFFER IS:

                                MORGAN STANLEY
                       Morgan Stanley & Co. Incorporated
                                 1585 Broadway
                           New York, New York 10036
                                (212) 761-4308